Exhibit 10.1

MASTER REPURCHASE AGREEMENT

Dated as of April 23, 2018

by and among

NSREIT CB LOAN, LLC,

CB LOAN NT-II, LLC,

CLNC CREDIT 3, LLC,

CLNC CREDIT 4, LLC

and any other Person when such Person joins as a Seller under this Agreement from time to time

individually and/or collectively, as the context requires, as Seller,

and

CITIBANK, N.A.,

as Buyer

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SCHEDULES

Schedule 1	Prohibited Transferees

Schedule 2	Reporting Website Address

EXHIBITS

Exhibit I	Names and Addresses for Communications

Exhibit II	Form of Transaction Request

Exhibit III	Form of Confirmation Statement

Exhibit IV	Authorized Representatives of Seller

Exhibit V	Form of Power of Attorney

Exhibit VI	Form of Covenant Compliance Certificate

Exhibit VII	Due Diligence Checklist

Exhibit VIII	Form of Margin Call Notice

Exhibit IX	[Intentionally Omitted]

Exhibit X(A)	Representations and Warranties Regarding Each Individual Purchased Asset Consisting of Whole Loans

Exhibit X(B)	Representations and Warranties Regarding Each Individual Purchased Asset Consisting of Senior Interests

Exhibit X(C)	Representations and Warranties Regarding Each Individual Purchased Asset Consisting of Mezzanine Loans

Exhibit XI	Form of Joinder Agreement

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MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of April 23, 2018 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and among NSREIT CB LOAN, LLC, CB LOAN NT-II, LLC, CLNC CREDIT 3, LLC and CLNC CREDIT 4, LLC, each a Delaware limited liability company (each such Person and any other Person when such Person joins as a Seller hereunder from time to time, individually and/or collectively as the context may require, “Seller”) and CITIBANK, N.A., a national banking association (including any successor thereto, “Buyer”).

ARTICLE 1

APPLICABILITY

Subject to the terms of the Transaction Documents, from time to time the parties hereto may enter into transactions in which Seller will sell to Buyer, all of Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to re-sell back to Seller, and by Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by Seller and Buyer, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits, schedules or annexes identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Buyer to engage in Transactions, but sets forth the requirements under which Buyer would consider entering into Transactions from time to time. At no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Buyer. Any commitment to enter into a Transaction shall be subject to Buyer’s sole discretion, shall be evidenced by Buyer’s delivery of a Confirmation pursuant to Article 3(c)(ii) and shall be subject to satisfaction of all terms and conditions of this Agreement.

ARTICLE 2

DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“Accelerated Repurchase Date” shall have the meaning specified in Article 13(b)(i).

“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those commercial mortgage loan servicing practices of prudent commercial mortgage lending institutions that service commercial mortgage loans of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Account Bank” shall mean Wells Fargo Bank, National Association or any successor approved by Buyer in its sole discretion.

“Account Control Agreement” shall mean that certain Amended and Restated Deposit Account Control Agreement, dated as of the Closing Date, among Buyer, Seller and Account Bank with respect to the Waterfall Account, as the same may be amended, modified, and/or restated from time to time, and/or any replacement agreement.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any Insolvency Law, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief, or, in the case of a petition not initiated by, on behalf of or with the consent of Seller, is not dismissed or stayed within ninety (90) days; (b) the seeking of or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making of a general assignment for the benefit of creditors; or (e) the admission in writing by such Person of its inability to pay its debts or discharge its obligations as they become due or mature (including without limitation, its obligations under any Transaction Documents).

“Affiliate” shall mean, (a) when used with respect to Seller, Guarantor or Parent, each of Manager, Parent or Parent’s Subsidiaries or (b) when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“Anti-Money Laundering Laws” shall have the meaning specified in Article 9(kk).

“Applicable Spread” shall have the meaning specified in the Fee Letter.

“Appraisal” shall mean a FIRREA compliant appraisal of the related Mortgaged Property from a third party appraiser in form and substance satisfactory to Buyer.

“Asset Schedule and Exception Report” shall have the meaning specified in the Custodial Agreement.

“Assets” shall have the meaning specified in Article 1.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage.

“Bailee Agreement” shall have the meaning specified in the Custodial Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, or any successor statute.

“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Buyer” shall have the meaning specified in the introductory paragraph hereof.

“Capital Stock” shall mean, with respect to any Person, all of the shares of capital stock or share capital of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or share capital of (or other ownership or profit interest in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or share capital of (or other ownership or profit interest in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” shall mean the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than the Manager or any Affiliate of CLNS) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 49% or more of the total voting power of all classes of Capital Stock of Parent or Manager entitled to vote generally in the election of the directors (or the applicable equivalent) of either such Person, (b) the Guarantor shall cease to directly or indirectly own and control, of record and beneficially, 100% of the Capital Stock of Seller, (c) Parent or CLNS shall cease to be the sole managing member of Guarantor or Parent shall cease to own, directly, (1) at least a majority of the total voting power of the then outstanding voting Capital Stock of Guarantor or (2) Capital Stock of Guarantor representing at least a majority of the total economic interests of the Capital Stock of Guarantor, (d) the board of directors of Parent shall cease to consist of a majority of Continuing Directors, and (e) prior to an internalization of management by Parent, the Manager or any Affiliate thereof (as replacement manager) shall cease to act as the external manager for the Parent pursuant to a Management Agreement or CLNS shall cease to Control Manager or any Affiliate thereof (as replacement manager).

Notwithstanding the foregoing, Buyer shall not (i) be deemed to approve or to have approved any internalization of management by Parent or (ii) have waived or be deemed to have waived Article 10(o), in either case, as a result of this definition or any other provision herein.

“CLNS” shall mean Colony NorthStar Inc., a Maryland corporation.

“Closing Date” shall mean April 23, 2018.

“Collateral” shall have the meaning specified in Article 6(a).

“Commercial Asset” shall mean, an Eligible Asset with respect to which the Mortgaged Property consists of office, retail, industrial and/or mixed use properties.

“Confidential Information” shall have the meaning specified in Article 28(j).

“Confirmation” shall mean a confirmation substantially in the form of Exhibit III hereto, as same may be amended, modified and/or restated from time to time.

“Continuing Directors” shall mean, as of any date of determination, (i) any member of the board of directors who was a member of the board of directors of Parent on the Closing Date, or (ii) directors whose election or nomination was approved by individuals referred to in the foregoing clause (i) constituting at the time of such election or nomination at least a majority of the board of directors, or (iii) directors whose election or nomination was approved by individuals referred to in the foregoing clauses (i) and/or (ii) constituting at the time of such election or nomination at least a majority of the board of directors.

“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Controlling Participation Interest” shall mean, an interest in a performing Whole Loan as identified by Seller to Buyer from time to time which (a) represents a majority of the interests (or such lesser portion of the interests as Buyer may approve on a case by case basis that constitutes effective control), (b) represents a controlling position (including control through approval or veto rights over customary major decisions) in such Asset as reasonably determined by Buyer, (c) is senior to or pari passu with all other interests in such Asset, and (d) vests the holders thereof with approval or veto rights over customary major decisions concerning such Whole Loan.

“Covenant Compliance Certificate” shall mean an officer’s certificate from Seller substantially in the form of Exhibit VI attached hereto.

“Covered Taxes” shall mean any Taxes imposed on or with respect to any payment made by or on account of any obligation of Seller under the Transaction Documents excluding (a) income taxes, branch profits taxes, franchise taxes or any other Taxes imposed on net income (however denominated) or any similar Taxes imposed by the jurisdiction in which Buyer is organized, maintains either its principal office or a lending or purchasing office, or any other jurisdiction in which Buyer is engaged in a trade or business, or any political subdivision of any thereof or that are Other Connection Taxes, (b) any and all withholding Taxes that are in effect (x) as of the date of this Agreement, or (y) as of the date when such Person becomes an assignee of Buyer pursuant to Article 18(b), (c) any Taxes attributable to Buyer’s or any assignee’s of Buyer failure to comply with Article 5(j)(v) or Article 18(f), (d) any U.S. federal withholding Taxes imposed under FATCA, and (e) any Tax imposed on a transferee, assignee or participant at the time it acquired its interest in a Transaction, except, in each case, to the extent the relevant transferor, assignor or Buyer was entitled to receive additional amounts hereunder.

“Credit Event” shall mean, with respect to any Purchased Asset, a material adverse change in the credit characteristics (other than changes underwritten by Buyer as of the related Purchase Date), taken in the aggregate, of the related Mortgaged Property, any related Mortgagor or other obligor (including, without limitation, any guarantor or sponsor), properties comparable to the Mortgaged Property within the same commercial real estate market or, with respect to any Purchased Asset that is a Senior Interest or Mezzanine Loan, the related Whole Loan and, in any event, without regard to any event that results in the increase or decrease of current interest rates or interest rate spreads or other similar benchmarks (including, without limitation, U.S. treasury rates, interest rate swaps, LIBOR or the prime rate). Any determination that a Credit Event has occurred shall be made by Buyer in its sole but good faith business judgment.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among Custodian, Seller and Buyer, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodial Delivery” shall mean compliance by Seller with the delivery obligations set forth in Section 2.02 of the Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness such as fraud, misapplication of cash, voluntary bankruptcy, environmental claims, breach of representations and warranties, failure to pay taxes and insurance, as applicable, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“Due Diligence Checklist” shall mean, with respect to any Eligible Asset, the due diligence materials set forth on Exhibit VII hereto, in the case of each item, to the extent applicable.

“Due Diligence Package” shall mean, with respect to any Eligible Asset, (a) the items on the Due Diligence Checklist, in the case of each item, to the extent applicable, (b) the Requested Exceptions Report and (c) such other documents or information as Buyer or its counsel shall reasonably deem necessary.

“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(d).

“Early Repurchase Date” shall have the meaning specified in Article 3(d).

“Economic Sanctions” shall have the meaning specified in Article 9(hh).

“Effective Date” shall mean April 23, 2018.

“Effective Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Eligibility Criteria” shall mean, with respect to any Eligible Asset, as of the Purchase Date therefor, (i) the proposed Purchased Asset is a Whole Loan, Senior Interest or Mezzanine Loan accruing interest at a floating rate based on LIBOR, (ii) after giving effect to the purchase of the proposed Purchased Asset, the Portfolio Purchase Price Debt Yield (including the proposed Purchased Asset), as determined by Buyer, will be greater than the Minimum Portfolio Purchase Price Debt Yield, (iii) there is no monetary or material non-monetary default or event of default (beyond all applicable notice and grace periods) under the related Purchased Asset Documents, (iv) the Mortgaged Property LTV of the proposed Purchased Asset does not exceed the Mortgaged Property LTV Threshold and (v) the maximum term of the proposed Purchased Asset, including all extension options, is not more than five (5) years.

“Eligible Asset” shall mean any performing, floating-rate Whole Loan, Senior Interest or Mezzanine Loan (i) that is approved by Buyer in its sole and absolute discretion as of the Purchase Date, (ii) with respect to which, upon such Eligible Asset becoming a Purchased Asset, the applicable representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all material respects except to the extent disclosed in a Requested Exceptions Report approved by Buyer, as evidenced by Buyer’s execution of a Confirmation with respect thereto, (iii) which, in the case of a Whole Loan or Senior Interest, is secured by stabilized or transitional Commercial Assets, Multifamily Assets or Hotel Assets (provided that other property types will be considered by Buyer on a case-by-case basis) and is not secured by any land loans, properties under ground up construction or for-sale residential properties (or, in the case of a Mezzanine Loan, is secured by first priority pledges of all of the Capital Stock of Persons that directly or indirectly own stabilized or transitional Commercial Assets, Multifamily Assets or Hotel Assets and not any land, construction properties or for sale residential property), (iv) with respect to which, in the case of a Mezzanine Loan, the related Whole Loan is a Purchased Asset and (v) that satisfies the Eligibility Criteria as of the relevant Purchase Date as determined by Buyer in its sole discretion (except to the extent waived by Buyer as of the Purchase Date).

“Environmental Law” shall mean: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, or the use, handling, discharge, disposal or release or recovery of on-site or off-site hazardous materials, as each of the foregoing may be amended from time to time; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Article 13(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Exit Fee Side Letter” shall mean the side letter agreement, dated as of the date hereof, from Citigroup Global Markets, Inc. and accepted and agreed by Seller, as same may be amended, modified and/or restated from time to time.

“Extension Term” shall have the meaning specified in Article 3(h).

“Facility Amount” shall have the meaning specified in the Fee Letter.

“Facility Expiration Date” shall mean the day that is the earlier of (i) the Stated Facility Expiration Date and (ii) any Accelerated Repurchase Date.

“FATCA” means Internal Revenue Code sections 1471 through 1474, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“FDIA” shall have the meaning specified in Article 21(c).

“FDICIA” shall have the meaning specified in Article 21(d).

“Fee Letter” shall mean the letter agreement, dated as of the date hereof, from Buyer and accepted and agreed by Seller, as same may be amended, modified and/or restated from time to time.

“Filings” shall have the meaning specified in Article 6(c).

“Future Funding Advance Draw” shall have the meaning specified in Article 3(e)(iii).

“Future Funding Advance Draw Request” shall have the meaning specified in Article 3(e)(iii).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any applicable supra national bodies such as the European Union or the European Central Bank).

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or maximum amount for which such Person may be liable is not stated or determinable, in which case the amount of such Guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Credit RE Operating Company, LLC, a Delaware limited liability company.

“Guarantor Threshold” shall have the meaning specified in the Fee Letter.

“Guaranty” shall mean the Guaranty, dated as of the date hereof, from Guarantor in favor of Buyer, as same may be amended, modified and/or restated from time to time.

“Hotel Asset” shall mean, an Eligible Asset with respect to which the Mortgaged Property consists of one or more hotel properties.

“Income” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds, plus all proceeds from sale or other disposition of such Purchased Asset, but excluding all related escrow and reserve payments and all expense reimbursement payments, which shall be applied pursuant to the Servicing Agreement. For the avoidance of doubt, Income shall not include (i) origination fees and expense deposits paid in connection with the origination and closing of the Purchased Asset or (ii) if Servicer has the right to deduct fees or other amounts from such amounts collected by Servicer in accordance with the Servicing Agreement, the amount of such fees.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, the following to the extent they are included as indebtedness or liabilities in accordance with GAAP:

(i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person);

(ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered;

(iii) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person;

(iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(v) Capital Lease Obligations of such Person;

(vi) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements;

(vii) Indebtedness of others Guaranteed by such Person;

(viii) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person;

(ix) Indebtedness of general partnerships of which such Person is a general partner; and

(x) all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.

“Indemnified Amounts” and “Indemnified Parties” shall each have the meaning specified in Article 25(a).

“Independent Member” shall mean a natural Person who:

(a) is not at the time of initial appointment and has never been, and will not while serving as Independent Member be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Member of Seller or any Affiliate thereof), attorney or counsel of any Seller Party or any Affiliate or equity owner of any Seller Party; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Member of such party) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person Controlled, Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; and

(b) has (i) prior experience as an independent director or independent member for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent members thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Corporate Research, Ltd., National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or Lord Securities Company, MaplesFS Limited, Maples Fiduciary Services (Delaware) Inc., or, if none of these companies is then providing professional independent directors, another nationally recognized company reasonably acceptable to Buyer, that is not an Affiliate of Seller and that provides, inter alia, professional independent directors or independent members in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Member”) and is an employee of such a company or companies at all times during his or her service as an Independent Member.

A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent member of a “special purpose entity” that is an Affiliate of any Seller Party (provided that such Affiliate does not or did not own a direct or indirect equity interest in Seller) shall not be disqualified from serving as an Independent Member, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent member of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Member if such individual is a Professional Independent Member and such individual complies with the requirements of the previous sentence.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, dissolution, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Joinder Agreement” shall have the meaning specified in the definition of Seller.

“Knowledge” shall mean, whenever in this Agreement or any of the Transaction Documents, or in any document or certificate executed on behalf of any Person pursuant to the Transaction Documents, reference is made to the knowledge of any such Person (whether by use of the words “knowledge” or “know”), unless otherwise expressly specified, same shall mean (a) the actual knowledge of the individuals of such Person or its Affiliates who have responsibility for material day-to-day decision making, or the legal, operational or financial affairs of such Person; or (b) with respect to any representations, warranties, certifications or statements with respect to any Purchased Asset, the actual knowledge of those individuals of such Person or its Affiliate who have primary responsibility for the origination or acquisition, as applicable, management or sale of such Purchased Asset.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one month period, that appears on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date. If such rate does not appear on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the applicable Transaction. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of such Transaction. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error. Buyer’s determination of LIBOR shall be binding and conclusive on Seller absent manifest error. Notwithstanding the foregoing, in no event shall LIBOR be less than zero.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“Manager” shall mean CLNC Manager, LLC, a Delaware limited liability company.

“Management Agreement” shall mean the Management Agreement, dated as of January 31, 2018, by and between Manager, Guarantor and Parent, or such other agreement acceptable to Buyer in its reasonable discretion, in each case, as the same may be amended, modified, waived, supplemented, extended, replaced or restated from time to time.

“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Asset, and in the case of any Senior Interest or Mezzanine Loan, any related Whole Loan, as applicable, (a) such Purchased Asset is subject to a payment default at maturity or is delinquent (beyond any applicable notice and cure periods) in the payment of any other scheduled principal or interest payable (other than a payment at maturity) under the terms of the related Purchased Asset Documents, (b) other than with respect to a Mark to Market Representation, such Purchased Asset is subject to a material breach of a representation and warranty set forth in Exhibit X hereto, as determined by Buyer, in its sole discretion that has not been cured (except to the extent disclosed in a Requested Exceptions Report and approved by Buyer in writing as evidenced by Buyer’s execution of a Confirmation), (c) an Act of Insolvency shall have occurred with respect to the related Mortgagor or guarantor, (d) any other material Purchased Asset Event of Default exists with respect to such Purchased Asset or (e) Seller fails to purchase any Related Purchased Asset simultaneously with the repurchase of any Purchased Asset.

“Margin Amount” shall have the meaning specified in the Fee Letter.

“Margin Call Deadline” shall mean either (i) if Buyer delivers a Margin Call Notice at or prior to 10:00 a.m. (New York City time) on any Business Day, the close of business on the second (2nd) Business Day following the Business Day on which such Margin Call Notice is delivered or (ii) if Buyer delivers a Margin Call Notice after 10:00 a.m. (New York City time) on any Business Day or on any day which is not a Business Day, the close of business on the third (3rd) Business Day following the Business Day on which such Margin Call Notice is delivered; provided, that if the Margin Call Notice results from a Mandatory Early Repurchase Event, then the Margin Call Deadline shall mean the close of business on the fifth (5th) Business Day following the Business Day on which such Margin Call Notice is delivered.

“Margin Call Notice” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall mean an amount equal to the positive difference (if any) between the aggregate Margin Amount for all Purchased Assets and the aggregate Market Value of all Purchased Assets.

“Margin Excess” shall mean, with respect to any Purchased Asset on any date, the product of (a) the amount by which the Market Value of such Purchased Asset exceeds the Margin Amount of such Purchased Asset on such date, multiplied by (b) the maximum Purchase Price Percentage for such Purchased Asset.

“Margin Excess Advance” shall have the meaning specified in Article 3(e)(iv).

“Margin Excess Request” shall have the meaning specified in Article 3(e)(iv).

“Margin Threshold” shall have the meaning specified in Article 4(a).

“Mark to Market Representation” shall mean the representations and warranties set forth as items (A)(14) (with respect to the last sentence of the second paragraph only), (A)(15), (A)(16), (A)(18), (A)(29), (A)(37)(f), (A)(38), (A)(39), (A)(40), (A)(43) (with respect to the last sentence only), (B)(7), (C)(8) (with respect to the last sentence of the second paragraph only), (C)(27)(f) and (C)(33) (with respect to the last sentence only) on Exhibit X of this Agreement.

“Market Value” shall mean, with respect to any Purchased Asset, on any date, the market value for such Purchased Asset, as determined by Buyer on a continuous basis and in its sole discretion exercised in good faith. The Market Value of a Purchased Asset as of the Purchase Date will be set forth in the Confirmation executed in connection with the Transaction for such Purchased Asset and, notwithstanding anything to the contrary contained herein or in any Transaction Document, such Market Value will not be adjusted by Buyer for any Purchased Asset after the related Purchase Date for purposes of determining if a Margin Deficit exists except during the continuance of a Credit Event which has occurred with respect to such Purchased Asset. The Market Value may be reduced by Buyer, at Buyer’s discretion, exercised in good faith (including to zero) with respect to any Purchased Asset (i) as to which a Mandatory Early Repurchase Event occurs, (ii) in respect of which the complete Purchased Asset File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement (or a Bailee Agreement, as the case may be), (iii) which has been released from the possession of the Custodian under the Custodial Agreement to Seller for a period in excess of the time period permitted under the Custodial Agreement, (iv) which does not qualify for safe harbor treatment as contemplated by Article 23 (or, with respect to any Senior Interest or Mezzanine Loan, the related Whole Loan) or (v) if such Purchased Asset is not repurchased on its Repurchase Date, from and after the Repurchase Date of such Purchased Asset.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, financial condition or operations of the Seller Parties, taken as a whole, (b) the ability of any Seller Party to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Buyer under any of the Transaction Documents.

“Mezzanine Borrower” shall mean the obligor on any applicable Mezzanine Note.

“Mezzanine Loan” shall mean a mezzanine loan secured by pledges of 100% of the Capital Stock of the Mortgagor under a related Whole Loan which is a Purchased Asset.

“Mezzanine Loan Documents” shall mean, respect to any Purchased Asset that is a Mezzanine Loan, the Mezzanine Note, those documents executed in connection with, evidencing or governing such Mezzanine Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Mezzanine Note” shall mean the original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.

“Minimum Portfolio Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in (subject to Permitted Encumbrances) an estate in fee simple in real property and the improvements thereon or a ground lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage in connection with a Purchased Asset.

“Mortgaged Property” shall mean (i) with respect to any Whole Loan or Senior Interest, the mortgaged property securing such Whole Loan and (ii) with respect to any Mezzanine Loan, the real property owned by the Person the Capital Stock of which is pledged as collateral for such Mezzanine Loan.

“Mortgaged Property LTV” shall mean, with respect to any Purchased Asset, as of the related Purchase Date, a fraction (expressed as a percentage) (A) the numerator of which is the outstanding principal balance of such Purchased Asset and (B) the denominator of which is the “as-is” appraised value as identified on the most recent Appraisal(s) of the related Mortgaged Property or Mortgaged Properties.

“Mortgaged Property LTV Threshold” shall have the meaning set forth in the Fee Letter.

“Mortgagor” shall mean, the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate in the last five (5) years and that is covered by Title IV of ERISA.

“Multifamily Asset” shall mean, an Eligible Asset with respect to which the Mortgaged Property consists of real property with five (5) or more residential units (including mixed use multi-family/office and multi-family retail) as to which the majority of the underwritten revenue is from residential rental units, and which may include mobile housing and student housing.

“Non-Controlling Participation Interest” shall mean an interest in any Whole Loan as identified by Seller to Buyer from time to time which does not represent a Controlling Participation Interest in such Asset as reasonably determined by Buyer.

“Non-Recourse Indebtedness” shall mean Indebtedness of a Person that is not Recourse Indebtedness.

“Non-U.S. Person” shall have the meaning specified in Article 5(j)(v).

“Other Connection Taxes” shall mean Taxes imposed on Buyer or an assignee of the Buyer’s rights and obligations under this Agreement as a result of a present or former connection between Buyer or such assignee and the jurisdiction imposing such Tax (other than connections arising from Buyer or such assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document).

“Other Taxes” shall have the meaning specified in Article 5(j)(ii).

“Parent” shall mean Colony NorthStar Credit Real Estate Inc., a Maryland corporation.

“Participant Register” shall have the meaning specified in Article 18(e).

“Patriot Act” shall have the meaning specified in Article 9(hh).

“Permitted Encumbrances” shall mean, with respect to any Purchased Asset (a) such liens, easements, rights and encumbrances as are permitted by the related Purchased Asset Documents and (b) Liens granted pursuant to the Transaction Documents.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Portfolio Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.

“Pre-Purchase Legal/Due Diligence Review Fee” shall mean a non-refundable fee payable by Seller to Buyer, in the amount of Buyer’s reasonable attorneys’ fees and disbursements of outside counsel in connection with each proposed Purchased Asset to be subject to a Transaction.

“Pricing Rate” shall have the meaning specified in the Fee Letter.

“Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(c).

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) London Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date, (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received as, or applied to, as a payment or prepayment of principal in respect thereof.

“Prohibited Person” shall mean (i) a person or entity whose name appears on, is directly or indirectly owned or controlled by anyone appearing on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”), (ii) any foreign shell bank and (iii) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.

“Prohibited Transferee” shall mean any of the Persons listed on Schedule 1 attached to this Agreement.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Buyer purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall have the meaning specified in the Fee Letter.

“Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.

“Purchase Price Differential” shall have the meaning specified in the Fee Letter.

“Purchase Price LTV” shall have the meaning specified in the Fee Letter.

“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset, and any related rights, interests or claims of any kind with respect to such Eligible Asset sold by Seller to Buyer in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer (other than Purchased Assets that have been repurchased by Seller), in the case of each of sub-clauses (a) and (b) above, including to the extent related to the Purchased Assets, all of Seller’s right, title and interest in and to, (i) the Purchased Asset Documents, (ii) the Servicing Rights, (iii) the Servicing Records, (iv) mortgage guaranties, mortgage insurance, insurance policies, insurance certificates, insurance claims, insurance proceeds, collection and escrow accounts, letters of credit, (v) the principal balances of the Purchased Assets, not just the amount advanced by Buyer to Seller in respect of the Purchase Price of such Purchased Asset, (vi) Income, (vii) indemnities, warranties or other credit support or enhancement, (viii) all related pledged collateral and (ix) all supporting obligations of any kind. Any Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset Event of Default” shall mean for any Purchased Asset, an “Event of Default” as defined in the Purchased Asset Documents for such Purchased Asset (subject to the expiration of any cure or grace periods).

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” with respect to each Purchased Asset in the Custodial Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement and/or the Custodial Agreement.

“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(a) the Purchased Assets;

(b) all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;

(c) all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(d) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Qualified Transferee Requirements” shall mean any requirement under any Purchased Asset Document that the holder or the transferee of the related Purchased Asset be a qualified or eligible transferee, qualified institutional lender or qualified or eligible lender (however defined).

“Recourse Indebtedness” shall mean, with respect to any Person, for any period, without duplication, the aggregate Indebtedness in respect of which such Person is subject to recourse for payment, whether as a borrower, guarantor or otherwise; provided, that Indebtedness arising pursuant to Customary Recourse Exceptions shall not constitute Recourse Indebtedness until such time (if any) as demand has been made for the payment or performance of such Indebtedness.

“Register” shall have the meaning specified in Article 18(d).

“Related Credit Enhancement” shall have the meaning specified in Article 6(a).

“Related Purchased Asset” shall mean (i) with respect to any Whole Loan which is a Purchased Asset, any Mezzanine Loan related to such Whole Loan and (ii) with respect to any Mezzanine Loan which is a Purchased Asset, the related Whole Loan.

“Remittance Date” shall mean the nineteenth (19th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to in writing by Seller and Buyer.

“Representatives” shall have the meaning specified in Article 28(j).

“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (a) the date set forth in the applicable Confirmation, or if such day is not a Business Day, the immediately following Business Day; (b) the maturity date of such Purchased Asset (as same may be extended pursuant to the Purchased Asset Documents); (c) the Facility Expiration Date (as such date may be extended pursuant to the terms of this Agreement); (d) the Early Repurchase Date with respect to such Purchased Asset; (e) the Accelerated Repurchase Date; (f) the date set forth in Article 3(i)(1)(B); or (g) the second (2nd) Business Day following a Principal Payment in full with respect to such Purchased Asset prior to the related maturity date.

“Repurchase Obligations” shall have the meaning specified in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to Seller; such price will be determined in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date; (iii) all accrued and unpaid costs and expenses (including, without limitation, the documented fees and expenses of outside counsel) of Buyer relating to such Purchased Asset; and (iv) any other amounts due and owing by Seller to Buyer and its Affiliates pursuant to the terms of the Transaction Documents as of such date with respect to such Purchased Asset (including, without limitation, any amount payable pursuant to Article 3(f)(ii) or any Exit Fee payable pursuant to the Fee Letter).

“Requested Exceptions Report” shall mean, with respect to any proposed Purchased Asset, a list delivered to Buyer as part of the Due Diligence Package containing any and all exceptions to the representations and warranties and any other Eligibility Criteria contained in this Agreement applicable to such proposed Purchased Asset (or that will be applicable to such proposed Purchased Asset if it becomes a Purchased Asset). A Requested Exceptions Report shall be deemed approved by Buyer in writing upon Buyer’s execution of a Confirmation with respect to the related Purchased Asset.

“Requirement of Law” shall mean, as of any date, any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“S&P” shall mean Standard and Poor’s Ratings Services and any successor or successors thereto.

“SEC” shall have the meaning specified in Article 22(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall mean, collectively, NSREIT CB Loan, LLC, CB Loan NT-II, LLC, CLNC Credit 3, LLC, CLNC Credit 4, LLC and each other Person as and when same may be approved by Buyer in its sole discretion from time to time and admitted to this Agreement as a Seller by a joinder agreement executed and delivered by Buyer, Seller and such approved other Seller in the form of Exhibit XI to this Agreement (as “Joinder Agreement”).

“Seller Party” shall mean, collectively or individually, as the context may require, Seller and Guarantor.

“Seller Threshold” shall have the meaning specified in the Fee Letter.

“Senior Interest” shall mean (a) a senior or pari passu participation interest in a Whole Loan (including Controlling Participation Interests but not including Non-Controlling Participation Interests) (i) that is evidenced by a Senior Interest Note, (ii) that represents an undivided interest in part of the underlying Whole Loan and its proceeds, (iii) that represents a pass through of a portion of the payments made on the underlying Whole Loan which lasts for the same length of time as such Whole Loan, and (iv) as to which there is no guaranty of payments to the holder of the Senior Interest Note or other form of credit support for such payments, or (b) an “A note” in an “A/B structure” in a Whole Loan.

“Senior Interest Note” shall mean (a) the original executed promissory note, participation or other certificate or other tangible evidence of a Senior Interest, (b) the related original Mortgage Note (or, if Seller cannot obtain the original, then a certified copy thereof), and (c) the related original participation and/or intercreditor agreement, as applicable (or, if Seller cannot obtain the original, then a certified copy thereof with a lost note affidavit signed by a senior officer of Seller in such form as is acceptable to Buyer in its discretion).

“Servicer” shall mean (i) Wells Fargo Bank, National Association, or (ii) any other third-party servicer (a) having a primary and special servicer rating of “average” or better from S&P, and (b) approved by Buyer in its reasonable discretion.

“Servicer Account” shall mean the account created pursuant to Section 3.05 of the Servicing Agreement.

“Servicer Letter” shall have the meaning specified in Article 27(e).

“Servicing Agreement” shall mean the Amended and Restated Servicing Agreement, dated as of the Closing Date, by and among the Servicer, Buyer and Seller, as same may be amended, modified and/or restated, or any replacement thereof with a successor Servicer, which replacement servicing agreement is acceptable to Buyer in its sole discretion exercised in good faith.

“Servicing Records” shall have the meaning specified in Article 27(f).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice the Purchased Assets or to possess related Servicing Records.

“Settlement Agent” shall mean a nationally recognized title company, escrow company or law firm, as applicable, in accordance with local law and practice, which is a party to the Bailee Agreement and is approved by Buyer in its sole and absolute discretion.

“Significant Modification” shall mean:

(i) any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of scheduled payments and acceptance of discounted payoffs) of a Purchased Asset (or related Whole Loan, as applicable) or any extension of the maturity date of such Purchased Asset (or related Whole Loan, as applicable), except any such modification, consent or waiver or the exercise of any extension term expressly provided in the related Purchased Asset Documents, in each case, for which there is no material lender discretion (or, in the case of a Senior Interest, material discretion in favor of Seller);

(ii) any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset (or related Whole Loan, as applicable) or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Purchased Asset Documents (or related Whole Loan, as applicable) and for which there is no material lender discretion (or, in the case of a Senior Interest, material discretion in favor of Seller) (it being acknowledged that Seller’s right to calculate the debt service coverage ratio, debt yield, loan to value ratio or other similar financial tests (but not the waiver or modification of any such tests) shall not be considered material lender discretion for purposes of this clause (ii));

(iii) any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset (or related Whole Loan, as applicable) or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender (or, in the case of a Senior Interest, the consent of Seller) under the related Purchased Asset Documents; and

(iv) any acceptance of an assumption agreement releasing a Mortgagor from liability under a Purchased Asset (or related Whole Loan, as applicable) other than pursuant to the specific terms of such Purchased Asset (or related Whole Loan, as applicable) and for which there is no material lender discretion (or, in the case of a Senior Interest, material discretion in favor of Seller).

“SIPA” shall have the meaning specified in Article 22(a).

“Stated Facility Expiration Date” shall mean April 23, 2021 (or if such day is not a Business Day, the immediately succeeding Business Day) as such date may be extended pursuant to Article 3(h) of this Agreement.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substitute Index” shall have the meaning specified in the Fee Letter.

“Substitute Rate” shall have the meaning specified in the Fee Letter.

“Substitute Rate Applicable Spread” shall have the meaning specified in the Fee Letter.

“Substitute Rate Transaction” shall mean, with respect to any Pricing Rate Period or portion thereof, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period or portion thereof is calculated at the Substitute Rate.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction” shall have the meaning specified in Article 1.

“Transaction Documents” shall mean, collectively, this Agreement, the Fee Letter, the Exit Fee Side Letter, the Guaranty, the Custodial Agreement, the Servicing Agreement, the Servicer Letter (if any), the Account Control Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, all other documents executed by any Seller Party in connection with this Agreement or any Transaction, in each case, as such document may be amended, modified and/or restated from time to time.

“Transaction Request” shall mean a transaction request substantially in the form of Exhibit II hereto.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset to Buyer in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Article 6(c).

“UCC Filing Jurisdiction” shall mean, with respect to Seller, the State of Delaware.

“UCC Financing Statement” shall have the meaning specified in Article 3(b)(i)(K).

“Upfront Fee” shall have the meaning specified in the Fee Letter.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Volcker Rule” shall have the meaning specified in Article 9(x).

“Waterfall Account” shall have the meaning specified in Article 5(c).

“Whole Loan” shall mean a commercial real estate whole loan made to the related underlying obligor and secured primarily by a perfected, first priority Lien in the related underlying Mortgaged Property, including, without limitation (A) with respect to any Senior Interest, the Whole Loan in which Seller owns a Senior Interest, and (B) with respect to any Mezzanine Loan, the Whole Loan made to the Mortgagor or Affiliate of such Mortgagor whose equity interests, directly or indirectly, secure such Mezzanine Loan.

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in any Transaction Document shall mean “honesty in fact in the conduct or transaction concerned”. In addition, with respect to any Transaction Document, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be subject in all cases to the implied covenant of good faith and fair dealing.

ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; FEES

(a) Initiation and Confirmation. (i) On or after the Effective Date but prior to the Facility Expiration Date, Seller may, from time to time, request that Buyer enter into a Transaction with respect to a proposed Purchased Asset by delivering to Buyer a Transaction Request and Due Diligence Package. Buyer shall have the right to request such additional diligence materials with respect to a proposed Purchased Asset (and/or with respect to a Senior Interest or Mezzanine Loan, the related Whole Loan) as Buyer deems necessary in its sole discretion. Buyer shall use commercially reasonable efforts to, within ten (10) Business Days after receipt of a Transaction Request, Due Diligence Package and additionally requested diligence materials, (i)(A) complete its due diligence review of the proposed Purchased Asset and (B) receive an internal credit decision with respect to the proposed Transaction and (ii) upon completion of the conditions in the preceding clause, (A) notify Seller that the proposed Transaction is approved by delivering to Seller a duly completed Confirmation executed by Buyer or (B) notify Seller that the proposed Transaction is disapproved; provided that Buyer’s decision to approve any Transaction shall be made in Buyer’s sole and absolute discretion. Upon receipt of a completed Confirmation executed by Buyer, Seller may evidence its agreement to proceed with the proposed Transaction by promptly returning to Buyer a counter-executed Confirmation. Unless Buyer and Seller agree otherwise in writing, Buyer’s failure to respond to Seller within the time period set forth in the second preceding sentence shall be deemed disapproval of Seller’s request to enter into a proposed Transaction. For the avoidance of doubt, Seller acknowledges that at no time shall Buyer be obligated to agree to purchase or effect the transfer of any asset proposed by Seller.

(ii) Upon the satisfaction of all conditions set forth in Article 3(b) for the initial Transaction and Article 3(c) for each Transaction (including the initial Transaction), the proposed Purchased Asset shall be transferred to Buyer as specified in Article 7(a).

(iii) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.

(b) Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent:

(i) Delivery of Documents. The following documents, shall have been delivered to Buyer:

(A) this Agreement, duly completed and executed by each of the parties hereto;

(B) the Fee Letter, duly completed and executed by each of the parties thereto;

(C) the Exit Fee Side Letter, duly completed and executed by each of the parties thereto;

(D) the Custodial Agreement, duly completed and executed by each of the parties thereto;

(E) the Account Control Agreement, duly completed and executed by each of the parties thereto;

(F) the Guaranty, duly completed and executed by each of the parties thereto;

(G) the Servicing Agreement, duly completed and executed by each of the parties thereto;

(H) [Intentionally Omitted];

(I) any and all consents and waivers applicable to Seller;

(J) a power of attorney from Seller substantially in the form of Exhibit V hereto, duly completed and executed;

(K) a UCC financing statement for filing in the UCC Filing Jurisdiction of Seller, naming Seller as “Debtor” and Buyer as “Secured Party” and describing as “Collateral” “all assets of the debtor whether now owned or existing or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof” (the “UCC Financing Statement”), together with any other documents necessary or reasonably requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Transaction Document;

(L) opinions of outside counsel to the Seller Parties reasonably acceptable to Buyer (including, but not limited to, those relating to enforceability, corporate matters, applicability of the Investment Company Act of 1940, security interests and a Bankruptcy Code safe harbor opinion);

(M) for each of the Seller Parties, good standing certificates, certified copies of organizational documents and certified copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by the Seller Parties from time to time in connection herewith; and

(N) all such other and further documents and documentation as Buyer in its discretion shall reasonably require.

(ii) Payment of Expenses. Buyer shall have received payment from Seller in the amount of all expenses, including but not limited to legal fees of outside counsel and due diligence fees, actually incurred by Buyer in connection with the preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith and required to be paid by Seller pursuant to Article 25(b).

(iii) Payment of Fees. Buyer shall have received payment from Seller of the Upfront Fee.

(c) Conditions Precedent to All Transactions. Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i) Transaction Approval. Buyer shall have (A) determined, in its sole discretion, that the each related proposed Purchased Asset is an Eligible Asset and (B) received internal credit approval with respect to the proposed Transaction, each of the foregoing, as evidenced by Buyer’s execution and delivery of a Confirmation with respect thereto.

(ii) Confirmation. Seller shall have received from Buyer a duly completed and executed Confirmation, and Seller shall have duly executed the same and delivered such Confirmation to Buyer.

(iii) Waiver of Exceptions. Buyer shall have waived all exceptions contained in the related Requested Exceptions Report (as evidenced by its execution and delivery of a Confirmation with respect thereto).

(iv) Custodial Delivery; Trust Receipt; Asset Schedule and Exception Report. Seller shall have delivered to Custodian in accordance with the Custodial Agreement (or a bailee pursuant to a Bailee Agreement), the Custodial Delivery and the Purchased Asset File with respect to each Eligible Asset and, if the Custodial Delivery and Purchased Asset File with respect to such Eligible Asset was delivered to Custodian as a Non-Table Funded

Asset (as defined in the Custodial Agreement), (A) Custodian shall have issued to Buyer a Trust Receipt and a final Asset Schedule and Exception Report and (B) Buyer shall have, in its sole and absolute discretion, approved any and all exceptions listed on such Asset Schedule and Exception Report.

(v) Due Diligence. Any due diligence review performed by Buyer with respect to the Eligible Asset (including without limitation, confirmation by Buyer that it meets any applicable Qualified Transferee Requirements) or otherwise in accordance with Article 26 is satisfactory to Buyer in its sole discretion (as evidenced by its execution and delivery of a Confirmation with respect thereto).

(vi) Facility Amount. The sum of (A) the aggregate Purchase Price for all Purchased Assets, plus (B) the requested Purchase Price for the pending Transaction, plus (C) the aggregate amount of potential Future Funding Advance Draws with respect to all Purchased Assets (if any), plus (D) the amount of any Margin Excess, in the aggregate, shall not exceed Facility Amount.

(vii) No Margin Deficit. No Margin Deficit shall exist after giving effect to the requested Transaction (including in the event any existing Margin Deficit immediately prior to the Transaction is cured through consummation of the Transaction).

(viii) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing under any Transaction Document.

(ix) No Material Adverse Effect. No event shall have occurred which is reasonably expected to result in a material adverse change in the business, condition (financial or otherwise) or results of operations (or prospects) with respect to Seller and Guarantor, taken as a whole.

(x) Representations and Warranties. The representations and warranties made by Seller in Article 9 (other than (a) any Mark to Market Representation or (b) the representation and warranty in Article 9(s) with respect to any Purchased Asset as to which Seller has provided notice to Buyer of a breach of any such representation and warranty and Buyer has (i) not demanded a repurchase of such Purchased Asset pursuant to the last paragraph of Article 3(d) or (ii) demanded a repurchase of such Purchased Asset which repurchase is in process pursuant to the last paragraph of Article 3(d)) shall be true and correct in all material respects on and as of the Purchase Date for the pending Transaction with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(xi) Acknowledgement of Servicer. Buyer shall have received from Servicer a written acknowledgement that each Eligible Asset to be sold to Buyer will be serviced in accordance with the Servicing Agreement as of the related Purchase Date, which acknowledgment may be provided in a Servicer Letter.

(xii) No Change in Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions.

(xiii) Repurchase Date. The Repurchase Date for such Transaction is not later than the Facility Expiration Date.

(xiv) Security Interest. Seller shall have taken such other action as is necessary or, in the reasonable opinion of Buyer, desirable in order to transfer the related Eligible Asset to Buyer pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer as secured party under the UCC with respect to such Eligible Asset.

(xv) Other Documents. Buyer, Custodian or a bailee pursuant to a Bailee Agreement shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall require including, but not limited to, endorsements in blank of the original Mortgage Note (or, in the case of a Senior Interest consisting of a participation interest, the original participation certificate, in each case, to the extent applicable) and assignments in blank of the underlying Mortgage and related Mortgage documents, if applicable.

(xvi) Payment of Fees. Buyer shall have received payment from Seller of all fees then due and payable hereunder or under the Fee Letter and the Pre-Purchase Legal/Due Diligence Review Fee on the Purchase Date; provided, that Seller agrees to pay Pre-Purchase Legal/Due Diligence Review Fee with respect to any proposed Asset that Buyer determines will not be a Purchased Asset within five (5) Business Days of Buyer’s written notice of such determination.

(xvii) Mezzanine Loans. With respect to any proposed Purchased Asset which constitutes a Mezzanine Loan, Buyer, Custodian or a bailee pursuant to a Bailee Agreement shall have received the original Mezzanine Note and each original certificate representing the related equity interests together with an undated stock power covering each certificate, duly executed in blank to Buyer.

(d) Early Repurchase of Purchased Assets. Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (as determined in accordance with subclauses (a), (b), (c) and (e) of the definition of Repurchase Date) (an “Early Repurchase Date”); provided, however, that:

(i) no later than two (2) Business Days prior to such Early Repurchase Date, Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date; provided that, (x) Seller shall have the right to revoke such notice at any time prior to such Early Repurchase Date and (y) the Early Repurchase Date may be the same Business Day written notice is delivered in the event such repurchase shall cure a Default, Event of Default or Margin Deficit or be consummated after Buyer notifies Seller of its intention to record Assignments of Mortgages and/or complete endorsements of the Purchased Assets;

(ii) no Default or Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless such Default or Event of Default is cured by such repurchase;

(iii) on such Early Repurchase Date, Seller pays to Buyer an amount equal to the Repurchase Price for the applicable Purchased Asset and any other amounts then due and payable under this Agreement, including, without limitation, any amount payable pursuant to Article 3(f)(ii) or the Fee Letter; and

(iv) no Margin Deficit shall exist both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date unless such Margin Deficit is cured contemporaneously with such repurchase.

With respect to any Purchased Asset, within five (5) Business Days after receipt of written notice from Buyer instructing a mandatory early repurchase with respect to any Purchased Asset as to which a Mandatory Early Repurchase Event has occurred and is continuing, Seller shall be required to terminate the relevant Transaction and repurchase such Purchased Asset and pay to Buyer cash in an amount equal to the Repurchase Price for such Purchased Asset.

(e) Repurchase of Purchased Assets; Prepayment; Future Funding Advances; Margin Excess.

(i) Repurchase. On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to Seller or its designee of the Purchased Assets being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer; provided, however, that (x) Buyer shall have no obligation to permit Seller to repurchase any Purchased Asset if a Default or an Event of Default shall have occurred and be continuing or any unsatisfied Margin Deficit beyond the Margin Threshold shall exist unless such Margin Deficit, Default or Event of Default would be cured by the repurchase of such Purchased Asset or such Margin Deficit is concurrently cured by Seller in accordance with Article 4 of this Agreement or such Default or Event of Default is concurrently cured in accordance with this Agreement and (y) notwithstanding anything to the contrary in Article 5(f), with respect to Principal Payments in full with respect to any Purchased Asset prior to the related maturity date, termination of the related Transaction may be effected by Seller causing the Mortgagor to transfer directly to an account of Buyer, rather than the Waterfall Account, the Repurchase Price for such Purchased Asset. Concurrently with payment of the Repurchase Price to Buyer in accordance with the foregoing on such Repurchase Date, Buyer’s security interest in the related Collateral shall terminate in accordance with Article 6(c).

(ii) Prepayment. On any Business Day before the Repurchase Date for a Purchased Asset, upon two (2) Business Days’ prior written notice to Buyer, Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the Purchase Price of, but not terminating, a Transaction and without the release of any Collateral and without any prepayment fee or penalty; provided, that (x) no such advance notice shall be required with respect to any payment made by Seller to cure a Margin Deficit, Default or Event of Default, (y) each such transfer of cash shall be in a minimum amount equal to $1,000,000 and (z) Seller shall not be permitted to elect to transfer cash and to receive Margin Excess Advances more often than two times in any calendar month.

(iii) Future Funding Advance Draws. In the event that (i) Seller is contractually obligated to make a future funding advance of loan proceeds to the Mortgagor under a Purchased Asset pursuant to the related Purchased Asset Documents and (ii) Buyer has agreed in its sole discretion to make an additional advance with respect to the Purchase Price of such Purchased Asset (which approval may be given prior to the related Purchase Date), then in connection with making such future funding advance to such Mortgagor, Seller may submit to Buyer a written request (a “Future Funding Advance Draw Request”) requesting that Buyer transfer to Seller cash in an amount that is not less than $250,000 (with respect to one or more future funding advances to the applicable Mortgagor, in the aggregate) but does not exceed the Margin Excess for such Purchased Asset (calculated on a pro forma basis taking into account the then effective Market Value), and Buyer shall (x) transfer to Seller the amount of cash so requested (such transfer, a “Future Funding Advance Draw”) (which shall increase the Purchase Price for such Purchased Asset) and (y) deliver to Seller a revised executed Confirmation reflecting the corresponding increase in the Purchase Price of such Purchased Asset and the increased principal amount outstanding under the Purchased Asset and accordingly, the increase in Market Value and such other consequential revisions as may be appropriate, in each case, by no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day following the Business Day on which Buyer determines in its commercially reasonable discretion that the conditions precedent set forth below are satisfied or will be satisfied contemporaneously with such Future Funding Advance Draw (or, in Buyer’s sole discretion, waived):

(A) no Default or Event of Default shall have occurred and be continuing both as of the date of such request and as of the date of the Future Funding Advance Draw;

(B) the Future Funding Advance Draw shall not cause the sum of the (A) the aggregate Purchase Price for all Purchased Assets, plus (B) the requested Purchase Price for any pending Transaction, plus (C) the aggregate amount of any potential Future Funding Advance Draws with respect to all Purchased Assets, plus (D) the amount of any Margin Excess (after giving effect to such Future Funding Advance Draw), in the aggregate, to exceed the Facility Amount;

(C) the Effective Purchase Price Percentage after giving effect to such Future Funding Advance Draw and the corresponding increase in the outstanding principal balance of the Purchased Asset shall not exceed the Purchase Price Percentage set forth in the related Confirmation for such Purchased Asset;

(D) there is no Margin Deficit in excess of the Margin Threshold immediately prior to the Future Funding Advance Draw and no Margin Deficit immediately after the Future Funding Advance Draw;

(E) if the Confirmation of the Transaction relating to the applicable Purchased Asset specifies additional future advance conditions precedent (including, without limitation, debt yield, debt service coverage ratio and loan-to-value ratio tests as determined by Buyer and Seller), such additional conditions precedent shall be satisfied immediately upon the Future Funding Advance Draw;

(F) Seller shall have delivered evidence reasonably satisfactory to Buyer that all conditions precedent to the future funding advance under the related Purchased Asset Documents shall have been satisfied in all material respects;

(G) [Intentionally Omitted];

(H) The representations and warranties made by Seller in Article 9 (other than (a) any Mark to Market Representation or (b) the representation and warranty in Article 9(s) with respect to any Purchased Asset as to which Seller has provided notice to Buyer of a breach of any such representation and warranty and Buyer has (i) not demanded a repurchase of such Purchased Asset pursuant to the last paragraph of Article 3(d) or (ii) demanded a repurchase of such Purchased Asset which repurchase is in process pursuant to the last paragraph of Article 3(d)) shall be true and correct in all material respects on and as of the date of such Future Funding Advance Draw with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(I) Buyer shall have received all such other and further documents and documentation as Buyer in its reasonable discretion shall require in connection with such Future Funding Advance Draw, provided that such documents or documentation are in Seller’s possession or reasonably obtainable to Seller.

The failure or delay of Seller, on any one or more occasions, to exercise its rights under this Article 3(e)(iii) shall not change or alter the terms and conditions of this Agreement or limit or waive the right of Seller to request a Future Funding Advance Draw Request at a later date.

(iv) Margin Excess. With respect to any Purchased Asset, Seller may submit to Buyer a written request, to be delivered no more frequently than twice each calendar month (in total together with any prepayments pursuant to Article 3(e)(ii))(a “Margin Excess Request”), requesting that Buyer make an additional advance (a “Margin Excess Advance”) with respect to the applicable Purchased Asset in the amount requested by Seller in such Margin Excess Request that is not less than $1,000,000 (but not to exceed the Margin Excess for such Purchased Asset). Buyer shall by no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day following the Business Day of Buyer’s receipt of such Margin Excess Request, (x) transfer to Seller the amount of cash requested by Seller, and (y) deliver to Seller a revised Confirmation reflecting the corresponding increase in the Purchase Price of such Purchased Asset. Buyer’s disbursement of any Margin Excess Advance (if any) shall be subject to satisfaction of the following conditions precedent, as determined by Buyer in its commercially reasonable discretion (or, in Buyer’s sole discretion, waived):

(A) no Default or Event of Default shall have occurred and be continuing both as of the date of such request and as of the date of the Margin Excess Advance;

(B) the Margin Excess Advance shall not cause (A) the aggregate Purchase Price for all Purchased Assets, plus (B) the requested Purchase Price for any pending Transaction, plus (C) the aggregate amount of potential Future Funding Advance Draws with respect to all Purchased Assets, plus (D) the amount of any Margin Excess (after giving effect to such Margin Excess Advance), in the aggregate, to exceed the Facility Amount;

(C) the Effective Purchase Price Percentage after giving effect to such Margin Excess Advance shall not exceed the Purchase Price Percentage set forth in the related Confirmation for such Purchased Asset;

(D) there is no Margin Deficit in excess of the Margin Threshold immediately prior to the Margin Excess Advance and no Margin Deficit immediately after the Margin Excess Advance;

(E) [Intentionally Omitted]; and

(F) the representations and warranties made by Seller in Article 9 (other than (a) any Mark to Market Representation or (b) the representation and warranty in Article 9(s) with respect to any Purchased Asset as to which Seller has provided notice to Buyer of a breach of any such representation and warranty and Buyer has (i) not demanded a repurchase of such Purchased Asset pursuant to the last paragraph of Article 3(d) or (ii) demanded a repurchase of such Purchased Asset which repurchase is in process pursuant to the last paragraph of Article 3(d)) shall be true and correct in all material respects on and as of the date of such Margin Excess Advance with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(f) Costs and Expenses. Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any actual cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel) that Buyer may sustain or incur as a consequence of (i) a failure by Seller in repurchasing any Purchased Asset on the Early Repurchase Date after Seller has given a notice in accordance with Article 3(d) of an Early Repurchase Date, (ii) any payment of the Repurchase Price on any day other than a Remittance Date (including, without limitation, such cost or expense arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to effect or maintain a Transaction hereunder net of all interest income Buyer may receive by redeploying the Purchase Price at LIBOR from and after the date of such payment), (iii) any conversion to the Substitute Rate in accordance with Article 3(g) on any day other than a Pricing Rate Determination Date, and/or (iv) any determination by Seller to not sell an Eligible Asset to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with the provisions of this Agreement. A certificate as to such actual costs and expenses setting forth the calculations therefor shall be submitted promptly by Buyer to Seller.

(g) Alternative Rate. If on the Pricing Rate Determination Date for any Pricing Rate Period with respect to any Transaction, Buyer shall have determined in the exercise of its sole and absolute business judgment (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Pricing Rate Period or that LIBOR has been succeeded by a Substitute Index, Buyer shall give written notice thereof to Seller as soon as practicable thereafter. If such notice is given, such Transaction shall be converted to a Substitute Rate Transaction and the Pricing Rate with respect to such Transaction for the Pricing Rate Period to which such Pricing Rate Determination Date relates, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer (which withdrawal shall be delivered by Buyer promptly after Buyer becomes aware that the condition for switching to the Substitute Rate no longer exists), shall be equal to the Substitute Rate based on the Substitute Index in effect on each Pricing Rate Determination Date. In exercising its rights and remedies under this Article 3(g), Buyer shall act in a manner similar to all repurchase facilities of which Buyer is contemporaneously exercising similar remedies in agreements with similarly situated counterparties.

(h) Extension Option. Seller shall have two (2) options to extend the Stated Facility Expiration Date for an additional term of one (1) year (each, an “Extension Term”); provided, that the exercise of each such extension option by Seller shall be subject to the following conditions precedent: (i) Seller shall have delivered to Buyer a written request to extend the then applicable Stated Facility Expiration Date not less than thirty (30) and not more than one hundred twenty (120) calendar days prior to the then applicable Stated Facility Expiration Date, (ii) on the date Seller delivers the written request to extend the Stated Facility Expiration Date and on the first day of the Extension Term, no Default or Event of Default has occurred and is continuing and no uncured Margin Deficit in excess of the Margin Threshold then exists, (iii) on the first day of each Extension Term, Seller pays to Buyer any amount payable pursuant to the Fee Letter and (iv) on the first day of the second Extension Term, no Purchased Asset is subject to a Transaction where the related Purchase Date occurred prior to the date which is one (1) calendar year from the Closing Date.

(i) Requirements of Law. (1) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date of this Agreement shall make it unlawful for Buyer (A) to enter into Transactions, then the commitment of Buyer hereunder to enter into new Transactions shall forthwith be canceled, (B) to maintain or continue Transactions, then a Repurchase Date shall occur for all Transactions on the next Remittance Date or on such earlier date as may be required by law, or (C) to accrue Purchase Price Differential based on a LIBOR rate, then the Transactions then outstanding shall be converted automatically to Substitute Rate Transactions on the next Pricing Rate Determination Date or within such earlier period as may be required by law, as long as Buyer contemporaneously acts in a similar manner under all similar repurchase facilities of Buyer. If any termination or conversion of a Transaction shall occur in accordance with subclause (B) or (C) of the preceding sentence, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Article 3(f)(ii).

(2) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(A) shall subject Buyer to any Taxes (other than (i) Covered Taxes, (ii) Taxes described in clauses (a) through (e) of the definition of Covered Taxes and (iii) Other Connection Taxes) with respect to the Transaction Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof;

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of LIBOR hereunder; or

(C) shall impose on Buyer any other condition (excluding, in the case of this clause (C) only, any Taxes);

and the result of any of the foregoing is to increase the cost to Buyer of entering into or maintaining the Transactions, then Seller shall promptly pay Buyer, upon demand therefor, any additional amounts necessary to compensate Buyer for such increased cost, as long as such increased cost is also assessed against all sellers under similar repurchase facilities with Buyer. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(3) If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy), then Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction, as long as such additional amount is also assessed against all sellers under similar repurchase facilities with Buyer.

(4) If Buyer becomes entitled to claim any amount pursuant to clauses (2) or (3) above, Buyer shall, within ten (10) Business Days after becoming aware that it is so entitled, notify Seller in writing specifying the event by reason of which it has become so entitled and setting forth the calculation of any such amount, which calculation shall be conclusive evidence of any such amount absent manifest error.

(5) Buyer’s failure or delay to demand compensation pursuant to the foregoing provisions of this Article 3(i) shall not constitute a waiver of Buyer’s right to demand such compensation; provided that Seller shall not be required to compensate Buyer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Buyer notifies Seller of the adoption or any change in any Requirement of Law giving rise to such increased costs or reductions and of Buyer’s intention to claim compensation therefor (except that, if the adoption or change in the Requirement of Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE 4

MARGIN MAINTENANCE

(a) Upon the occurrence and continuation of a Credit Event with respect to any Purchased Asset, Buyer may, in its sole discretion exercised in good-faith, re-determine the Market Value for such Purchased Asset for purposes of determining whether a Margin Deficit exists. At any time that a Margin Deficit exceeds an amount equal to $250,000 (the “Margin Threshold”), Buyer may deliver written notice to Seller substantially in the form of Exhibit VIII (a “Margin Call Notice”).

(b) No later than the Margin Call Deadline, Seller shall (at Seller’s election) utilize any combination of the following, so that after giving effect to such transfer or repurchase, no Margin Deficit shall be outstanding: (A) transfer to Buyer cash in reduction of the Purchase Price of Transactions determined by Seller, (B) repurchase one or more Purchased Assets pursuant to Article 3(d), (C) pledge additional collateral acceptable to Buyer in its sole discretion, (D) deliver a Margin Excess Request and apply a Margin Excess Advance from one or more other Purchased Assets to reduce the Purchase Price of Transactions determined by Seller or (E) any combination of the foregoing clauses (A) through (D).

(c) The failure or delay by Buyer or Seller, on any one or more occasions, to exercise its rights under this Article 4 shall not (i) change or alter the terms and conditions of this Agreement, (ii) limit or waive the right of Buyer or Seller to exercise its rights under this Agreement at a later date or (iii) in any way create additional rights for any party hereto.

ARTICLE 5

PAYMENTS; WATERFALL ACCOUNT

(a) All transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.

(b) All payments required to be made directly to Buyer shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Buyer to Seller in writing), not later than 5:00 p.m. (New York City time), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day unless accepted by Buyer in writing on such due date).

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Attention:	######
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(c) Concurrently with the execution and delivery of this Agreement, Seller shall establish a segregated deposit account (the “Waterfall Account”) in the name of Seller for the benefit of Buyer at Account Bank. The Waterfall Account shall be subject to the Account Control Agreement in favor of Buyer. All amounts required to be deposited to the Waterfall Account shall be sent in accordance with the wiring instructions set forth below.

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(d) On each Remittance Date, Seller shall pay to Buyer all accrued and unpaid Purchase Price Differential with respect to such Remittance Date, to the extent not paid to Buyer in accordance with Article 5(g). Notwithstanding anything to the contrary contained herein, on the Remittance Date occurring in May 2018, Purchase Price Differential shall include accrued and unpaid Purchase Price Differential calculated from April 19, 2018 through and including the Closing Date for Purchased Assets subject to Transactions on the Effective Date.

(e) Seller shall cause (1) all Income it or Servicer receives with respect to the Purchased Assets to be deposited within two (2) Business Days of receipt of properly identified funds into the Servicer Account (which Income in the case of a Principal Payment in full, will be further deposited into the Waterfall Account within such time period) and (2) Servicer to remit on a monthly basis all other funds on deposit in the Servicer Account (net of permitted withdrawals pursuant to the Servicing Agreement) to the Waterfall Account in accordance with the Servicing Agreement. In furtherance of the foregoing, if Buyer is at any time not a party to the Servicing Agreement, Seller shall cause any Servicer to execute and deliver a Servicer Letter in accordance with Article 27(e). If a Servicer, Mortgagor or any other Person, as applicable, forwards any Income with respect to a Purchased Asset to Seller rather than directly to the Servicer Account or the Servicer, Seller shall (i) take commercially reasonable efforts to cause such Servicer, Mortgagor or Person, as applicable, to forward any such future amounts directly to the Servicer Account or the Servicer, as applicable, and (ii) deposit in the Servicer Account any such amounts within two (2) Business Days of Seller’s receipt thereof. Amounts in the Waterfall Account shall be remitted by Account Bank in accordance with the applicable provisions of Articles 5(f) and (g).

(f) So long as no Event of Default shall have occurred and be continuing, Account Bank shall (i) on each Remittance Date, remit all amounts on deposit in the Waterfall Account in the following amounts and order of priority, and (ii) with respect to Principal Payments on any Purchased Asset received by Account Bank, on the second (2nd) Business Day after receipt from the Servicer Account remit from the Waterfall Account to Buyer the amount equal to the product of (x) the amount of such Principal Payment multiplied by (y) the related Effective Purchase Price Percentage for such Purchased Asset (or in the case of a Principal Payment in full, the amount necessary to reduce the outstanding Purchase Price to zero) together with accrued and unpaid Purchase Price Differential thereon and remit the balance of such Principal Payments on deposit in the Waterfall Account in the following amounts and order of priority:

(i) first, to pay all fees and other amounts then due and payable to Custodian pursuant to the Custodial Agreement and Servicer pursuant to the Servicing Agreement (to the extent not previously paid);

(ii) second, to Buyer, an amount equal to all accrued and unpaid Purchase Price Differential then due and payable;

(iii) third, to Buyer, an amount equal to all accrued and unpaid amounts (if any) then due and payable pursuant to the Fee Letter;

(iv) fourth, to Buyer, an amount necessary to cure any Margin Deficit in excess of the Margin Threshold;

(v) fifth, to Buyer, an amount equal to any other amounts then due and payable to Buyer under any Transaction Document; and

(vi) sixth, the surplus, if any, to Seller.

(g) Upon receipt of notice from Buyer that an Event of Default shall have occurred and is continuing, and so long as Buyer has not withdrawn such notice, Account Bank shall cease remitting funds to, or at the direction of, Seller pursuant to Article 5(h) and shall instead remit, on each Business Day beginning on the Business Day after receipt of such notice from Buyer, all amounts on deposit in the Waterfall Account as of the prior Business Day to Buyer for application to the Repurchase Obligations in such order of priority as Buyer shall determine in its sole and absolute discretion; provided that surplus, if any, after payment in full of the Repurchase Obligations shall be remitted to whoever is lawfully entitled to such surplus.

(h) All remittances by Account Bank shall be made (i) so long as no Event of Default shall have occurred and be continuing, in accordance with instructions received from Seller or any Servicer on its behalf and approved by Buyer, and (ii) during the continuance of an Event of Default, in accordance with instructions received from Buyer.

(i) If the amounts applied by Buyer as provided in Articles 5(f) or (g) above are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any Transaction Document on a Remittance Date, the Repurchase Date, upon the occurrence of an Event of Default or otherwise, Seller shall nevertheless remain liable for and shall pay to Buyer when due all such amounts.

(j) Withholding Taxes.

(i) All payments made by Seller under the Transaction Documents shall be made free and clear of and without deduction or withholding for or on account of any Taxes unless the withholding or deduction is required by applicable law. If Seller is required by applicable law to deduct or withhold any Taxes from any such payment, Seller shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, as soon as practicable, original tax receipts or a certified copy of a receipt issued by such Governmental Authority or other evidence reasonably satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) if such deduction or withholding are Covered Taxes, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 5) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii) In addition, without duplication, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future recordation, stamp, documentary, intangible, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of the Buyer’s rights and obligations under this Agreement (such Taxes other than Other Connection Taxes, “Other Taxes”).

(iii) Without duplication of the obligation of Seller to pay additional amounts on account of Covered Taxes pursuant to Article 5(j)(i) and to pay Other Taxes pursuant to Article 5(j)(ii), Seller agrees to indemnify Buyer for the full amount of any and all Covered Taxes and Other Taxes, and the full amount of any Covered Taxes imposed on amounts payable under this Article 5(j)(iii), and any reasonable expenses arising therefrom or with respect thereto, (excluding any Taxes that are neither Covered Taxes nor Other Taxes) arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.

(iv) Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of each party contained in this Article 5(j) shall survive the termination of this Agreement.

(v) If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder and Buyer is entitled to an exemption from or reduction of such Taxes, Buyer agrees that it will deliver to Seller and, if applicable, to the authority imposing the Taxes, any certificate or document reasonably requested by Seller that would entitle Buyer to an exemption from, or reduction in the rate of, withholding or deduction of Taxes from amounts payable hereunder by Seller to Buyer. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Without limiting the foregoing, Buyer (and any U.S. Person that is an acquirer of any of the rights and obligations of Buyer as an assignee under this Agreement) shall deliver to Seller on or before the Closing Date (or in the case of an assignee that is a U.S. Person on or before the date when such Person becomes a party to this Agreement) two duly completed and executed copies of IRS Form W-9 certifying that such Buyer (or assignee) is exempt from U.S. federal backup withholding tax. If a Person acquires any of the rights and obligations of Buyer as an assignee under this Agreement, and such Person is not a U.S. Person (a “Non-U.S. Person”), then such Non-U.S. Person shall, to the extent it is legally entitled to do so, deliver to Seller on or before the date when such Person becomes a party to this Agreement, two duly completed and executed copies of, as applicable, IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI or any successor forms thereto designated as such by the IRS. If the Non-U.S. Person is eligible for and wishes to claim exemption from US federal withholding tax under Section 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” then such Person shall deliver both the Form W-8BEN or Form W-8BEN-E and a statement certifying that such Person is not a bank, a “10 percent shareholder” or a “controlled foreign corporation” within the meaning of Section 881(c)(3) of the Internal Revenue Code. If any previously delivered form or statement becomes inaccurate with respect to the Person that delivered it, the Person shall promptly notify Seller of this fact. If a payment made to a Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Person shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that such Person has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Article 5(j)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi) [Reserved].

(vii) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or credit for the withholding taxes paid under Section 5(j)(i) as to which it has been indemnified pursuant to this Article 5(j) (including by the payment of additional amounts pursuant to this Article 5(j)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of the indemnity payments made under this Article 5(j) with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 5(j)(vii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 5(j)(vii), in no event will the indemnified party be required to pay any amounts to an indemnifying party pursuant to this Article 5(j)(vii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(viii) If Buyer requests compensation under this Article 5(j), Seller may, at its option, within thirty (30) days after delivery of such request, terminate this facility by payment in full to Buyer of the then outstanding Repurchase Price of all Purchased Assets and any other amounts then otherwise due and payable under the facility (excluding any compensation which is not already due and payable pursuant to this Agreement), and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no Exit Fee or prepayment fee or premium due.

ARTICLE 6

SECURITY INTEREST

(a) Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets (other than as described in Article 21(g)). However, in order to preserve Buyer’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, subject to the terms and conditions of this Agreement, to Buyer to secure the payment of the Repurchase Price on all Transactions to which Seller is a party and all other amounts owing by Seller to Buyer hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that any Mezzanine Loan which is a

Purchased Asset was not sold by Seller to Buyer pursuant to this Agreement, or that mezzanine loans do not qualify for the safe harbor treatment provided by the Bankruptcy Code, then Seller hereby pledges, assigns and grants to Buyer as further security for Seller’s obligations to Buyer hereunder, a continuing first priority security interest in and Lien upon each such Mezzanine Loan which constitutes a Purchased Asset hereunder, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto (such pledge, the “Related Credit Enhancement”). For purposes of this Agreement, “Collateral” shall mean:

(i) the Waterfall Account and the Servicer Account and all monies from time to time on deposit in the Waterfall Account and the Servicer Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(ii) the Purchased Items.

(b) [Intentionally Omitted]

(c) Buyer’s security interest in the Collateral and the Waterfall Account shall terminate only upon satisfaction of the Repurchase Obligations. Upon such satisfaction and upon request of Seller, Buyer shall deliver promptly, at Seller’s sole expense, to Seller such UCC termination statements and other release documents as may be commercially reasonable and return (or approve the return by Custodian in accordance with the Custodial Agreement, as applicable) the Purchased Assets, Purchased Items, Purchased Asset Documents and Purchased Asset Files to Seller and reconvey the Purchased Assets and Purchased Items to Seller and release its security interest in the Collateral and the Waterfall Account, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be reasonably necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall from time to time take such further actions as may be requested by Buyer in its reasonable discretion to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

(d) Seller acknowledges that it has no rights to service the Purchased Assets but only has rights granted to it pursuant to Article 27. Without limiting the generality of the foregoing and the grant of a security interest pursuant to Article 6(a), and in the event that Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Section 741(7)(xi) of the Bankruptcy Code.

(e) Seller agrees, to the extent permitted by applicable law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay or extension law now or hereafter in force in any locality where any Purchased Asset may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, in each case in accordance with the terms of this Agreement, or the final and absolute putting into possession thereof, immediately after such sale, of the Buyers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives until the Repurchase Obligations are paid in full, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that, upon the occurrence and during the continuance of an Event of Default, Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may, upon the occurrence and during the continuance of an Event of Default, sell the Purchased Assets as an entirety or in such parcels as Buyer or such court may determine.

ARTICLE 7

TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the related proposed Purchased Assets and other Purchased Items shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price for such proposed Purchased Asset to an account of Seller specified in the related Confirmation and such proposed Purchased Asset shall become a Purchased Asset hereunder.

(b) Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct (including through a bailee) that such Purchased Asset Files be deposited directly with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Buyer or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee (including the Custodian). The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Buyer and otherwise in accordance with the Custodial Agreement.

(c) From time to time, Seller shall forward to the Custodian, with copy to Buyer, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved (if and to the extent required) in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate) Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

ARTICLE 8

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a) Title to each Purchased Asset shall pass to Buyer on the related Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Buyer may determine in its sole discretion, but no such transaction shall relieve Buyer (i) of its obligations to transfer the same Purchased Assets to Seller pursuant to Article 3 or (ii) of its obligation to apply all amounts as required under Article 5(f).

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the Closing Date, each Purchase Date, the date of any Future Funding Advance Draw and the date of any Margin Excess Advance as follows:

(a) Organization, Etc. Seller (i) is duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware, (ii) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business except where failure to do so could not be reasonably likely to result in a Material Adverse Effect, (iii) has the limited liability company power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iv) has the limited liability company power to execute, deliver, and perform its obligations under the Transaction Documents.

(b) Authorization, Acting as Principal, Approvals, Compliance. Seller represents that (i) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into Transactions as contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal, (iii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf and (iv) it has obtained all authorizations of any Governmental Authority required in connection with the Transaction Documents and the Transactions hereunder and such authorizations are in full force and effect.

(c) Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(d) Licenses and Permits. Seller is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary, and has all licenses, permits and other consents that are necessary, for the transaction of Seller’s business, including the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Purchased Item, except, in each case, where failure to do so could not be reasonably likely to result in a Material Adverse Effect.

(e) Due Execution; Enforceability. The Transaction Documents to which it is a party have been or will be duly executed and delivered by Seller, for good and valuable consideration. Once executed by each applicable counterparty, the Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity.

(f) Intentionally Omitted.

(g) Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller is subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in each case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect.

(h) Litigation; Requirements of Law. Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation or arbitration pending or, to Seller’s Knowledge, threatened in writing against Seller or Guarantor or any of its respective assets that (i) is in an amount greater than the Seller Threshold with respect to Seller or the Guarantor Threshold with respect to Guarantor or (ii) would result in a Material Adverse Effect. Seller is in compliance with all Requirements of Law, except where failure to comply could not be reasonably likely to result in a Material Adverse Effect. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, or decree of any arbitrator or Governmental Authority that may result in a Material Adverse Effect or could reasonably be expected to constitute a Default or an Event of Default or that would affect the legality, validity or enforceability of any Transaction Document.

(i) Judgments. Except as disclosed in writing to Buyer, there are no judgments against Seller in an amount greater than the Seller Threshold, or against Guarantor in the aggregate in an amount greater than the Guarantor Threshold that, in each case, are unsatisfied of record or docketed in any court located in the United States of America.

(j) No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller Party.

(k) Intentionally Omitted.

(l) No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(m) No Default. Except as disclosed in writing by Seller to Buyer, Seller has no Knowledge of an Event of Default or Default that has occurred and is continuing under or with respect to the Transaction Documents.

(n) Intentionally Omitted.

(o) No Material Adverse Effect. Seller has no Knowledge of any actual development, event or other fact that has not been disclosed in writing by Seller and would reasonably be expected to result in a material adverse change in the business, condition (financial or otherwise) or results of operations (or prospects) with respect to Seller and Guarantor, taken as a whole.

(p) Intentionally Omitted.

(q) Authorized Representatives. The duly authorized representatives of Seller are listed on and true signatures of such authorized representatives are set forth on Exhibit IV hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit IV hereto as Seller may from time to time deliver to Buyer.

(r) Chief Executive Office; Jurisdiction of Organization; Location of Books and Records. Each Seller Party’s chief executive office is located at the address for notices specified for such Seller Party on Exhibit I, unless such Seller Party has provided a new chief executive office address to Buyer in writing. Seller’s jurisdiction of organization is the State of Delaware. The location where Seller keeps its books and records is its chief executive office.

(s) Representations and Warranties Regarding the Purchased Assets. Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit X are true, complete and correct in all material respects, except as disclosed in writing by Seller prior to a Purchase Date for any Purchased Asset and reflected in the related Confirmation.

(t) Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, (i) such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), (ii) such Purchased Assets are not subject to any right of set-off, any prior sale, transfer, assignment or participation (other than a transfer or chain of transfers from Affiliates of Seller to Seller on or prior to the Purchase Date), or any agreement by Seller to assign, convey, transfer or participate such Purchased Assets, in each case, in whole or in part, (iii) Seller is the sole record and beneficial owner of and has good and marketable title to such Purchased Assets and (iv) Seller has the right to sell and transfer such Purchased Assets to Buyer. Upon the purchase of any Purchased Assets by Buyer from Seller, Buyer shall be the sole owner of such Purchased Assets free of any adverse claim existing as of the Purchase Date, subject to the terms and conditions of the Purchased Asset Documents and Seller’s rights under this Agreement.

(u) No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Purchased Item, (ii) no agreements on the part of Seller to issue, sell or distribute any Purchased Asset or other Purchased Item and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except, in each of the foregoing instances, as contemplated by the Transaction Documents.

(v) Security Interest in Collateral. Upon execution and delivery of the Account Control Agreement, Buyer shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Seller in the Waterfall Account and all funds credited thereto. In the event any related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral, and:

(i) with respect to the portion of the Collateral constituting an “instrument” (as defined in Section 9-102(a)(47) of the UCC), upon possession of such Collateral constituting an “instrument” by the Custodian endorsed in blank in accordance with the Custodial Agreement or by a bailee pursuant to a Bailee Agreement, Buyer shall have a valid, perfected first priority security interest in such Collateral constituting an “instrument”; and

(ii) upon filing the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Buyer shall have a valid, perfected first priority security interest in the Collateral to the extent that a security interest in the Collateral can be perfected under the UCC by the filing of financing statements.

(w) Delivery of Purchased Asset File. With respect to each Purchased Asset, the Mortgage Note, the Mortgage, the Assignment of Mortgage, any applicable Mezzanine Note and Mezzanine Loan Documents, and any other document required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset has been delivered to the Buyer or the Custodian on its behalf (or shall be delivered in accordance with the time periods set forth herein).

(x) Intentionally Omitted.

(y) Federal Regulations. Seller is not required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(z) Taxes. Seller has filed or caused to be filed all U.S. federal and other material tax returns which are required to be filed or extensions thereto that, to Seller’s Knowledge, would be delinquent if they had not been filed on or before the date hereof (taking into account any extensions) and has paid all Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property (in each case taking into account any extensions) except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP; to Seller’s Knowledge, no Tax liens have been filed against any of Seller’s assets, except for such Tax liens for Taxes not yet due and payable or for Taxes being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP, and, to Seller’s Knowledge, no material claims are being asserted with respect to any such Taxes.

(aa) ERISA. Seller does not have any Plans and has no liability with respect to any Plans or any Multiemployer Plans.

(bb) Solvency; No Fraudulent Transfer. As of each Purchase Date, Seller has access to adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and is paying, its debts as they come due. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditors of Seller. As of each Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller has not entered into agreements with Affiliates other than agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(cc) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction shall be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof shall be done in violation any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(dd) Full and Accurate Disclosure. All information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the date hereof pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections) is or will be based on reasonable estimates, on the date as of which such information is stated or certified; provided that, with respect to projected information, Seller represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(ee) Financial Information; Business Condition. All financial data concerning the Seller Parties and, to Seller’s Knowledge, the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects on the date of the delivery thereof to Buyer. All financial data concerning each Seller Party has been prepared fairly in accordance with GAAP consistently applied. All financial data concerning the Purchased Assets and the other Purchased Items has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the business condition (financial or otherwise) or the results of operations (or prospects) of any Seller Party or in the results of operations of any Seller Party, or, to Seller’s Knowledge, the Purchased Assets, which change would reasonably be likely to result in a Material Adverse Effect.

(ff) Intentionally Omitted.

(gg) No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of the Transactions.

(hh) Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act. The Seller Parties are in compliance, in all material respects, with (i) the U. S. laws related to economic sanctions administered by the U.S. Department of Treasury, including its Office of Foreign Assets Control, or the U.S. Department of State (the “Economic Sanctions”), including the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “Patriot Act”). No part of the proceeds of any Transaction will be used, directly or, with Seller’s Knowledge, indirectly (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or (ii) to fund or finance any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or financing, is subject to country-wide or territory-wide Economic Sanctions (including, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria) or of or with any individual or entity that, at the time of such funding or financing, is subject to Economic Sanctions.

(ii) Prohibited Persons. No Seller Party is a Prohibited Person, or is located, organized or resident in a country or territory that is subject to country-wide or territory-wide Economic Sanctions (including, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria).

(jj) Intentionally Omitted.

(kk) Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), by (i) establishing an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (ii) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, and (iii) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the Anti-Money Laundering Laws.

(ll) Notice Address; Jurisdiction of Organization. Seller’s address for notices is as specified on Exhibit I hereto, unless Seller has provided a new address to Buyer in writing. Seller’s jurisdiction of organization is the State of Delaware. The location where Seller keeps its books and records, at its notice address, unless Seller has provided a different address to Buyer in writing within thirty (30) days following any change of address.

(mm) Ownership. Seller is and shall remain at all times a wholly-owned direct or indirect Subsidiary of the Guarantor.

(nn) Tax Status. For U.S. federal income tax purposes, Seller is a disregarded entity.

ARTICLE 10

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller shall not, without the prior written consent of Buyer:

(a) subject to Seller’s right to repurchase the Purchased Assets, take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Assets to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to any Purchased Assets with any Person other than Buyer, unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement;

(c) create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of the Purchased Assets or the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;

(d) create, incur, assume or suffer to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) if the same would cause Seller to violate the covenants contained in Article 12;

(e) subject to Article 27, permit (through Seller’s giving of consent or a waiver) any Mortgaged Property or Mortgagor, in each case, relating to any Purchased Asset, to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, junior mortgage debt or mezzanine debt (in each case, excluding Permitted Encumbrances against the related Mortgaged Property and except to the extent that any such Liens or Indebtedness are otherwise created, incurred, assumed or permitted in accordance with the Purchased Asset Documents);

(f) consent or assent to any Significant Modification relating to any Purchased Asset or other agreement or instrument relating to any Purchased Asset other than in accordance with Article 27 and the Servicing Agreement or Servicer Letter (as applicable);

(g) permit the organizational documents or organizational structure of Seller to be amended in any material respect; provided, however that the foregoing shall not prohibit any modifications to Seller’s organizational documents which are administrative in nature (other than with respect to the special purpose entity provisions) or solely reflect new direct ownership so long as no Change of Control has occurred;

(h) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets which are Purchased Assets (except in connection with the repurchase of such Purchased Assets in accordance with this Agreement);

(i) suffer a Change of Control;

(j) during the continuance of an Event of Default which has occurred, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller, except, after the occurrence and during the continuance of a non-monetary Event of Default, to the extent required to maintain Parent’s qualification as a real estate investment trust;

(k) acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property relating to any Purchased Asset that is senior to or pari passu with the rights and interests of Buyer therein under the Transaction Documents other than in connection with the addition of such other rights or interests as Collateral hereunder;

(l) use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(m) directly, or through a Subsidiary, acquire or hold title to any real property;

(n) make any election or otherwise take any action that would cause Seller to be treated as an association taxable as a corporation for U.S. federal income tax purposes, except to the extent required to maintain Parent’s qualification as a real estate investment trust; or

(o) permit Parent or Guarantor to internalize its management without Buyer’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 11

AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller covenants that:

(a) Seller Notices.

(i) Material Adverse Effect. Seller shall promptly notify Buyer of any Material Adverse Effect of which Seller has Knowledge; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.

(ii) Default or Event of Default. Seller shall notify Buyer of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than two (2) Business Days after obtaining Knowledge of such event.

(iii) Purchased Asset Defaults. Seller shall promptly, and in any event not later than two (2) Business Days following receipt thereof, deliver to Buyer any notice of the occurrence of any Purchased Asset Event of Default.

(iv) Other Defaults, Litigation and Judgments.

(A) Seller shall promptly, and in any event not later than two (2) Business Days, after obtaining Knowledge thereof, notify Buyer of (x) any event of default (beyond applicable notice and grace periods) on the part of Seller under any Indebtedness or other material contractual obligations; and (y) the commencement or written threat of, or judgment in, any action, suit, proceeding, investigation or arbitration before any Governmental Authority involving Seller or any of its respective assets.

(B) Seller shall promptly, and in any event not later than two (2) Business Days after obtaining Knowledge thereof, notify Buyer of (1) to the extent such default or event of default could reasonably be expected to constitute an Event of Default hereunder, any default or event of default (or similar event) on the part of a Guarantor under any Indebtedness or other contractual obligations; and (2) the commencement or written threat of, or judgment in, any action, suit, proceeding, investigation or arbitration before any Governmental Authority involving a Guarantor or any of its assets, which is likely (in Seller’s reasonable judgment) to be adversely determined and, if so, could reasonably be expected to have a Material Adverse Effect as reasonably determined by Seller.

(v) Mandatory Early Repurchase Event. Seller shall promptly, and in any event not later than two (2) Business Days after obtaining Knowledge thereof, notify Buyer of any Mandatory Early Repurchase Event that has occurred, which notice to Buyer shall state the details of such Mandatory Early Repurchase Event including the related Purchased Assets for which such Mandatory Early Repurchase Event has occurred and whether such Mandatory Early Repurchase Event is continuing.

(vi) Decline in Market Value. Seller shall notify Buyer of any events, facts or circumstances that, in Seller’s good faith determination, have caused or are reasonably likely to cause the Market Value of any Purchased Asset to decline in any material respect from the Market Value set forth in the Confirmation therefor as of the Purchase Date (or any applicable later determination of Market Value), promptly, and in any event not later than two (2) Business Days, after obtaining Knowledge thereof.

(vii) Corporate Change. Seller shall advise Buyer in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Asset are held not less than ten (10) Business Days prior to taking any such action.

(viii) Anti-Terrorism; Anti-Bribery and Anti-Money Laundering Laws. Seller shall promptly (and in any event within two (2) Business Days after obtaining Knowledge thereof) notify Buyer of any violation of the representation and warranty contained in Article 9(hh) (Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act), Article 9(ii) (Prohibited Persons) or Article 9(kk) (Anti-Money Laundering Laws).

(b) Reporting.

(i) Purchased Asset Information. Seller shall provide, or shall cause to be provided, to Buyer (A) no later than the fifth (5th) day of each month, any and all property level financial information (including, without limitation, operating and financial statements) with respect to the Purchased Assets that was received during the preceding calendar month and is in the possession of Seller or an Affiliate, including, without limitation, rent rolls, income statements and STR reports, in each case, if applicable; and (B) promptly upon request, such other information with respect to the Purchased Assets that may be reasonably requested by Buyer from time to time and to the extent available to Seller.

(ii) Monthly Servicing Report. With respect to the Purchased Assets and related Mortgaged Properties, on or prior to the Remittance Date each calendar month, Seller shall provide, or shall cause to be provided, to Buyer a monthly operations/servicing report covering collections, delinquencies, losses, recoveries, and cash flows, in form reasonably acceptable to Buyer.

(iii) Quarterly Purchased Asset Reports. With respect to the Purchased Assets and related Mortgaged Properties, as frequently as provided, but in no event later than within thirty (30) days after the last day of any calendar quarter in any fiscal year, Seller shall provide, or shall cause to be provided, to Buyer an asset management report prepared by Seller or Guarantor (to the extent of information in the possession of Seller or an Affiliate), in form reasonably acceptable to Buyer.

(iv) Quarterly Financial Reports. Seller shall provide, or shall cause to be provided, to Buyer within forty-five (45) days after the end of the first three quarterly fiscal periods of each fiscal year of the Guarantor, the unaudited consolidated balance sheets of the Guarantor, as at the end of such period and the related unaudited, consolidated statements of income and member equity of the Guarantor for such period (without footnotes) and the portion of the fiscal year through the end of such period, accompanied by an officer’s certificate of the Guarantor, which certificate shall state that said consolidated financial statements fairly present the financial condition of Guarantor, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(v) Annual Financial Reports. Seller shall provide, or shall cause to be provided, to Buyer within ninety (90) days after the end of each fiscal year of the Seller and the Guarantor, the audited consolidated balance sheets of Guarantor and the unaudited balance sheet of Seller, as at the end of such fiscal year and the related audited, consolidated statements of income, member equity and cash flows of Guarantor and unaudited statement of income and member equity of Seller for such fiscal year, and in the case of such Guarantor financial statements, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(vi) Covenant Compliance Certificate. Simultaneously with the delivery of financial statements for each fiscal quarter in any fiscal year and for fiscal year end, Seller shall deliver to Buyer a Covenant Compliance Certificate from Seller addressed to Buyer certifying that, as of the end of such fiscal quarter or fiscal year, as applicable, (x) the Seller Parties are in compliance in all material respects with all of the terms and requirements of the Transaction Documents (or, if any material non-compliance exists, the steps being or proposed to be taken to remedy such noncompliance), (y) Guarantor is in compliance with the financial covenants set forth in the Guaranty (including therein detailed calculations demonstrating such compliance) and (z) to such officer’s Knowledge, no Event of Default is then continuing.

(vii) Other Information. Seller shall provide, or shall cause to be provided, to Buyer such other information regarding the financial condition, operations or business of Seller or any Mortgagor or underlying guarantor with respect to a Purchased Asset as Buyer may reasonably request and to the extent reasonably available to Seller, including without limitation, such documents as Buyer may request evidencing the truthfulness of the representations set forth in Article 9.

Documents required to be delivered pursuant to the foregoing may be delivered by electronic communication (including email or otherwise) and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable party transmits such documents via email, (ii) on which the applicable party posts such documents, or provides a link thereto, on the applicable party’s website on the Internet at the website address listed on Schedule 2 (which website address may be updated by Seller by written notice to the Buyer), or (iii) on which such documents are posted on the applicable party’s behalf on an Internet or intranet website, if any, to which the Buyer has access (whether a commercial, third-party website or whether sponsored by the Buyer).

(c) Additional Rights. If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with an undated power covering such rights duly executed in blank to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as Collateral pursuant to the Transaction Documents.

(d) Defense of Buyer’s Security Interest; Further Assurances. At any time from time to time, at the sole expense of Seller, Seller shall (i) defend the right, title and interest of Buyer in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons, (ii) at Buyer’s reasonable request, take all action Buyer reasonably deems necessary or desirable to ensure that Buyer will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings and (iii) at Buyer’s reasonable request, promptly and duly execute and deliver such further instruments, documents and information and take such further actions as Buyer may deem reasonably necessary or desirable to (1) obtain or preserve the security interest granted hereunder, (2) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the date hereof or in the future), (3) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request) or (4) ensure compliance with the Patriot Act or any other Requirements of Law in all material respects.

(e) Preservation of Existence; Compliance with Law. Seller shall, and shall cause Guarantor to, at all times (i) comply with all contractual obligations, (ii) comply in all respects with all Requirements of Law, (iii) maintain and preserve its legal existence, and (iv) maintain and preserve all of its rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, with respect to Seller, all lending licenses held by it and its status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets), except, in each case other than clause (iii) above, to the extent that any noncompliance or failure would not be reasonably likely to result in a Material Adverse Effect.

(f) Operations. Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Buyer prior to the date hereof. Seller shall maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and shall furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(g) Books and Record. Seller shall at all times keep proper books and records in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(h) Compliance with Transaction Documents. Seller shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall cause the Guarantor to at all times comply with the terms and conditions of the Guaranty, including without limitation, any financial covenants contained therein. Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank, and Servicer.

(i) Taxes and Other Charges. Seller shall timely file all income, franchise and other tax returns required to be filed by it and shall timely pay and discharge all taxes, levies, assessments, liens and other charges imposed on it, on its income or profits, on any of its property or on the Collateral prior to the date on which penalties attach thereto, except for any such tax, levy, assessment, liens or other charge which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(j) Intentionally Omitted.

(k) Ownership. Seller is and shall remain at all times a wholly-owned direct or indirect Subsidiary of the Guarantor.

(l) Intentionally Omitted.

(m) Future Advances. To the extent any future advance is required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset, Seller shall be required to fund such future advance in accordance with such Purchased Asset Documents, regardless of whether Buyer agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with regard to such future advance.

ARTICLE 12

SINGLE PURPOSE ENTITY

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect and Seller covenants that:

(a) Seller shall own no assets, and shall not engage in any business, other than the Purchased Assets, proposed Purchased Assets and Purchased Assets reacquired by Seller from Buyer, and other assets incidental to the origination, acquisition, ownership, financing, securitization and disposition of the Purchased Assets; provided, however, that Seller shall not be in breach of this provision to the extent that Seller acquires or originates an Eligible Asset under its good faith belief that such Eligible Asset will become a Purchased Asset; provided, further, that in the event Buyer does not approve such Eligible Asset for inclusion in a Transaction, then Seller shall convey all of its right, title and interest in such Eligible Asset to a third party by not later than ten (10) Business Days after Buyer disapproves (or is deemed to have disapproved) such Eligible Asset;

(b) Seller shall not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates other than those obligations related to Purchased Assets or securities consisting of Purchased Assets or Eligible Assets which Seller believes in good faith will become a Purchased Asset;

(c) Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets;

(d) Seller shall comply with the provisions of its organizational documents;

(e) Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;

(f) Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates that are not a Seller (except that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law; provided that (i) appropriate notation shall be made on such financial statements to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate that is not a Seller or any other Person that is not a Seller and (ii) such assets shall also be listed on Seller’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law, such as in the case of a disregarded entity);

(g) Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate) (other than for tax purposes), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(h) Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent, in each case, only to the extent sufficient Income is produced from its assets. The foregoing shall in no way be construed as requiring the contribution of capital to Seller by any direct or indirect holders of interests in Seller;

(i) Seller shall not commingle its funds or other assets with those of any Affiliate that is not a Seller or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(j) Seller shall maintain its properties, assets and accounts separate from those of any Affiliate that is not a Seller or any other Person;

(k) Seller shall not hold itself out to be responsible for the debts or obligations of any other Person that is not a Seller;

(l) Seller shall not, without the prior written consent of its Independent Member, take any action that will result in an Act of Insolvency;

(m) Seller shall, at all times, have at least one (1) Independent Member;

(n) Seller’s organizational documents shall provide (i) that Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Member, together with the name and contact information of the replacement Independent Member and evidence of the replacement’s satisfaction of the definition of Independent Member and (ii) that any Independent Member of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(o) Seller shall not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(p) Seller shall maintain a sufficient number of employees in light of contemplated business operations; provided, however, that Seller shall not be required to maintain any employees;

(q) Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(r) Seller shall not pledge its assets to secure the obligations of any other Person (other than another Seller and as otherwise pledged under the Transaction Documents);

(s) Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and

(t) Seller shall not create, incur, assume or suffer to exist any Indebtedness, Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than (i) obligations under the Transaction Documents, (ii) obligations under the documents evidencing the Purchased Assets, and (iii) unsecured trade payables, in an aggregate amount not to exceed the Seller Threshold at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred.

ARTICLE 13

EVENTS OF DEFAULT; REMEDIES; SET-OFF

(a) Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i) Failure to Repurchase or Repay. Seller shall fail to repurchase Purchased Assets upon the applicable Repurchase Date or shall fail to repay the Purchase Price with respect to any Purchased Asset when and as required pursuant to the Transaction Documents.

(ii) Failure to Pay Purchase Price Differential. Buyer shall fail to receive on or before any Remittance Date the accrued and unpaid Purchase Price Differential when due; provided, that such failure shall not be an Event of Default hereunder if sufficient Income is on deposit in the Waterfall Account to make such payment and the Account Bank fails to remit such funds to Buyer at the time such payment is due.

(iii) Failure to Cure Margin Deficit. Seller shall fail to cure any Margin Deficit in accordance with Article 4 when due.

(iv) Failure to Remit Principal Payment. Seller fails to remit (or cause to be remitted) to Buyer any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price for such Purchased Asset in accordance with Article 5(e).

(v) Failure to Pay Fees. Buyer shall fail to receive any fee payable to Buyer hereunder or pursuant to the Fee Letter as and when due.

(vi) Other Failure to Pay. Seller shall fail to make any payment not otherwise enumerated that is owing to Buyer under the Transaction Documents that has become due, whether by acceleration or otherwise, and, if no notice and/or grace period is expressly provided for such payment in this Agreement, the same is not cured within two (2) Business Days after receipt of demand thereto from Buyer.

(vii) Act of Insolvency. An Act of Insolvency occurs with respect to Seller or Guarantor.

(viii) Intentionally Omitted.

(ix) Transaction Documents. Any Transaction Document or a replacement therefor acceptable to Buyer shall for whatever reason be terminated (other than by Buyer or with Buyer’s consent without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Seller Party or Affiliate of a Seller Party shall contest the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Seller Party or Affiliate of a Seller Party shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document.

(x) Cross-Default.

(A) Seller shall be in default (beyond any applicable notice and cure periods) under any of its Indebtedness which default is a monetary default in an amount of at least the Seller Threshold or is a default (beyond any applicable notice and cure periods) that permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness in an amount of at least the Seller Threshold, and Seller fails to repurchase all Purchased Assets within one (1) Business Day thereafter.

(B) Guarantor shall be in default (beyond any applicable notice and cure periods) under any of its Indebtedness which default is a monetary default in an amount of at least the Guarantor Threshold or is a default (beyond any applicable notice and cure periods) that permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness in an amount of at least the Guarantor Threshold, and Seller fails to repurchase all Purchased Assets within one (1) Business Day thereafter.

(C) Guarantor shall be in a material non-payment default (beyond any applicable notice and cure periods) under any of its Indebtedness which default results in the acceleration of the maturity of obligations in an amount of at least the Guarantor Threshold by any other party to or beneficiary with respect to such Indebtedness and Seller fails to repurchase all Purchased Assets within one (1) Business Day thereafter.

(xi) Judgment. A final non appealable judgment by any competent court in the United States of America for the payment of money shall have been (A) rendered against Seller in an amount greater than the Seller Threshold or (B) rendered against Guarantor in an amount greater than the Guarantor Threshold, and in each case, such judgment remains undischarged or unpaid, unless the execution of such judgment is stayed by posting of cash, bond or other collateral acceptable to Buyer in the amount of such judgment within forty-five (45) days after the entry thereof.

(xii) ERISA. Seller shall violate the representations and warranties contained in Article 9(aa) (ERISA).

(xiii) Ownership; Security Interest. If the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets or if a Transaction is recharacterized as a secured financing, a secured party with respect to the related Purchased Asset free of any adverse claim liens and rights of others (other than as granted herein), and, in either case, such condition is not cured by Seller within one (1) Business Day after the earlier of receipt of notice thereof from Buyer or Seller obtaining Knowledge thereof.

(xiv) Government or Regulatory Action. Any Governmental Authority or agency, any person, agency or entity acting or purporting to act under Governmental Authority or any regulatory or self-regulatory authority shall have taken any action to (1)

condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of any Seller Party, (2) displace the management of Seller or Guarantor or curtail its authority in the conduct of its business and such action has not been dismissed or stayed within thirty (30) days or (3) remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor which, in each case of clauses (1), (2) or (3) above, results in a Material Adverse Effect.

(xv) Intentionally Omitted.

(xvi) Change of Control. A Change of Control shall occur without the prior written consent of Buyer.

(xvii) Representations. Any representation, warranty or certification made by any Seller Party to Buyer under this Agreement or any Transaction Document (other than any representation contained in Article 9(s)) shall have been incorrect or untrue when made or repeated or deemed to have been made or repeated in any material respect and, to the extent that such incorrect or untrue representation is capable of being cured by Seller, such breach is not cured by Seller within five (5) Business Days after the earlier of receipt of written notice thereof from Buyer or Seller’s Knowledge of such incorrect or untrue representation.

(xviii) Guarantor Breach. The breach by Guarantor of the financial covenants made by it in the Guaranty.

(xix) Other Covenant Default. If Seller, or any Servicer that is an Affiliate of Seller, shall breach or fail to perform any of the terms, covenants or obligations under this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within the earlier of ten (10) Business Days after (a) delivery of notice thereof to Seller by Buyer, or (b) Knowledge by Seller of such breach or failure to perform; provided, however, that if such breach is not reasonably susceptible of cure within such ten (10) Business Day period, then, provided that Seller commences within such ten (10) Business Day period and diligently pursues a cure, such ten (10) Business day period shall be extended as reasonably necessary to complete the cure thereof for a period not to exceed ten (10) additional Business Days.

(b) Remedies. Seller shall appoint Buyer as attorney-in-fact of Seller in accordance with Exhibit V hereto for the purpose of taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is irrevocable and coupled with an interest; provided, that so long as an Event of Default has not occurred and is not continuing, Buyer shall provide five (5) Business Days’ prior written notice to Seller before recording any Assignments of Mortgages and/or completing the endorsements of the Purchased Assets. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i) At the option of Buyer, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”).

(ii) If Buyer exercises or is deemed to have exercised the option referred to in Article 13(b)(i):

(A) Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date and Buyer may immediately terminate all Transactions pursuant to the Transaction Documents, in each case, with notice to Seller (except such termination shall be deemed to have occurred, even if notice is not given, upon the occurrence of an Act of Insolvency);

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to, but excluding, the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Purchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Account Bank or Seller pursuant to this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 13(b)(ii)(D));

(C) the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D) Buyer may in accordance with Requirements of Law (1) immediately after the Accelerated Repurchase Date, sell any and all of the Purchased Assets in its sole discretion, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the fair market value of such Purchased Assets, as determined by Buyer in its sole discretion exercised in good faith, against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to sub-clause (1) above shall be applied by Buyer in the order and manner set forth in Article 5(g).

(iii) The parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, the Buyer may establish the source therefor in its sole and absolute discretion in accordance with any applicable Requirements of Law and (C) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same Buyer, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion in accordance with any applicable Requirements of Law, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(iv) Seller shall be liable to Buyer and its Affiliates and shall indemnify Buyer and its Affiliates for the amount (including in connection with the enforcement of this Agreement) of all actual losses, costs and expenses, including reasonable legal fees and expenses of outside counsel, actually incurred by Buyer in connection with or as a consequence of an Event of Default.

(v) Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(vi) Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(vii) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c) Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Seller hereby grants to Buyer and its Affiliates a right of set-off, without notice to Seller, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or its Affiliates to Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received for the account of Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located).

Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 13(c) shall be effective to create a charge or other security interest. This Article 13(c) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

ARTICLE 14

SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder (as well as the grant of the security interest in Article 6 hereof) constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 15

RECORDING OF COMMUNICATIONS

BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY AFTER WRITTEN NOTICE OF SUCH RECORDING HAS BEEN DELIVERED.

ARTICLE 16

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by electronic mail to the address and person specified in Exhibit I hereto or to such other address and person as shall be designated from time to time by any party hereto in a written notice to the other parties hereto in the manner provided for in this Article 16. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof. A party receiving a notice that does not comply with the technical requirements for notice under this Article 16 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 17

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 18

NON-ASSIGNABILITY

(a) No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Buyer (which may be granted or withheld in Buyer’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Buyer shall be null and void.

(b) Buyer may, without consent of Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 8(a)) to any Person that is not a Prohibited Transferee or an Affiliate of any Mortgagor and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts due to Buyer. Seller agrees to cooperate with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest. In connection with any sale, assignment or transfer by initial Buyer hereunder (other than a sale, assignment or transfer by initial Buyer of one hundred percent (100%) of its rights and obligations under the Transaction Documents) provided no Event of Default has occurred and is continuing, (i) initial Buyer shall retain control and authority over its rights and obligations under the Transaction Documents (including Buyer’s rights to (A) sole decision-making to determine whether to purchase any Eligible Asset in a Transaction and (B) determine the Market Value of the Purchased Assets, in each case in accordance with the Transaction Documents) and any Transaction and (ii) Seller shall not be obligated or required to deal directly with any Person other than Buyer, and (iii) Buyer will give written notice of any such assignment or participation within five (5) calendar days of the effective date thereof.

(c) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

(d) Seller shall maintain a record of ownership (the “Register”) identifying the name and address of each assignee hereunder and the amount of each such assignee’s interest in the Purchased Assets, which Register is intended to be maintained in accordance with Section 5f.103-1(c) of the Treasury Regulations. Transfers made pursuant to Article 18(b) shall be recorded upon such Register. Such Register shall be available for inspection by Buyer at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive absent manifest error, and Seller and Buyer shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement.

(e) If Buyer sells a participation with respect to its rights under this Agreement or under any other Transaction Document with respect to the Purchased Assets, Buyer shall, acting for this purposes as an agent of Seller, maintain a record of ownership (the “Participant Register”) identifying the name and address of each participant and the amount of each such participant’s interest in the Purchased Assets, provided that the Buyer and any such other participant shall not have any obligation to disclose all or any portion of the Participation Register (including the identity of any participant or any information related to a participant’s interest in any Transaction Document) to any Person except to the extent necessary to establish that such interests are in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the

Participant Register shall be conclusive absent manifest error and Buyer shall treat each Person whose name is recorded in the Participant Register as the owners of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Buyer shall cause each assignee, participant or other transferee of Buyer to provide to Seller a property completed and duly executed United States Internal Revenue Service form W-9, W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY and/or, as appropriate, other applicable forms as described by the United States Internal Revenue Service or other certifications reasonably requested by Seller for purposes of compliance with applicable withholding provisions pursuant to the Internal Revenue Code and underlying Treasury Regulations. Buyer and each assignee, participant or transferee hereby agrees to notify Seller of any change in circumstance that causes a certificate or document provided by it to Seller to no longer be true and to provide updated forms upon the obsolescence of any previously delivered form or promptly notify Seller in writing of its legal inability to do so. Seller shall have no obligation to pay any additional amounts hereunder that may result from the tax status of any assignee, participant or transferee differing from the tax status of Buyer.

ARTICLE 19

GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 20

NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

ARTICLE 21

INTENT

(a) The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset constitutes either a “mortgage loan,” “an interest in a mortgage loan” or a “security” as such terms are used in the Bankruptcy Code and (iii) all payments hereunder are deemed “margin payments,” “settlement payments,” or “transfers” as defined in the Bankruptcy Code.

(b) The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 13 is in each case a contractual right to cause or exercise such right as described in Sections 362(b)(6), 555 and 561 of the Bankruptcy Code.

(c) The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then this Agreement and each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code and a “securities contract” with the meaning of Section 555 and Section 559 of the Bankruptcy Code.

(f) The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document it is the intention of the parties that, for U.S. Federal, state and local income and franchise Tax purposes and for accounting purposes, each Transaction constitute a financing from Buyer to Seller (or any person from whom Seller is disregarded for U.S. federal income tax purposes), and that Seller (or any person from whom Seller is disregarded for U.S. federal income tax purposes) be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence (such as on any and all filings with any U.S. Federal, state, or local taxing authority) and agree not to take any action inconsistent with such treatment.

ARTICLE 22

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 23

CONSENT TO JURISDICTION; WAIVERS

(a) Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 23 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(e) EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER FROM THE OTHER PARTY OR ANY INDEMNIFIED PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION.

ARTICLE 24

NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e) no joint venture exists between Buyer and any Seller Party; and

(f) it is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given to the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25

INDEMNITY AND EXPENSES

(a) Seller hereby agrees to indemnify Buyer, Buyer’s Affiliates and each of their officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, reasonable, out-of-pocket costs and expenses or disbursements (including reasonable and documented attorneys’ fees and disbursements of outside counsel) (all of the foregoing included amounts, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Event of Default or any Transaction or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any Environmental Law or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than the bad faith, gross negligence or willful misconduct of an Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller shall save, indemnify and hold Buyer harmless from and against all Indemnified Amounts suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s actual out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under any Transaction Document or Transaction, including without limitation the reasonable and documented fees and disbursements of its outside counsel. Seller hereby acknowledges that the obligations of Seller hereunder are recourse obligations of Seller.

(b) Seller agrees to pay or reimburse on demand all of Buyer’s costs and expenses, including, without limitation, the fees and expenses of accountants, attorneys and advisors, incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, (iii) any enforcement of any of the provisions of the Transaction Documents, any preservation of the Buyer’s rights under the Transaction Documents or any performance by Buyer of any obligations of Seller in respect of any Purchased Asset, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise, (iv) the maintenance of the Waterfall Account and registering the Collateral in the name of Buyer or its nominee, (v) any default by Seller in repurchasing the Purchased Asset after Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date, (vi) [Intentionally Omitted], (vii) any failure by Seller to sell any Eligible Asset to Buyer on the Purchase Date thereof, (viii) any actions taken to perfect or continue any lien created under any Transaction Document, (ix) Buyer owning any Purchased Asset or other Purchased Item until the time Buyer exercises its right to sell all of the Purchased Assets pursuant to Article 13(b)(ii)(D)(1) after an Event of Default and/or (x) any due diligence performed by Buyer in accordance with Article 26. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon Seller absent manifest error.

(c) This Article 25 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

(d) This Article 25 shall have no application with respect to Taxes other than any Covered Taxes that represent, losses, claims, damages, etc. arising from any non-Tax claim.

ARTICLE 26

DUE DILIGENCE

(a) Seller acknowledges that, at reasonable times and upon reasonable notice to Seller, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, the Seller Parties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that upon reasonable prior written notice from Buyer (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Buyer and any of its agents, representatives or permitted assigns to the offices of Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.

(b) Seller agrees that it shall, promptly upon reasonable request of Buyer, deliver (or shall cause to be delivered) to Buyer and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Buyer in accordance with Article 26(a).

(c) Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Buyer and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 26(a) or (ii) upon prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Buyer wishes to discuss with such Person.

(d) Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting with respect to any individual Purchased Asset; provided, that with respect to any individual Purchased Asset as to which Buyer engages a third party underwriter, Seller shall not be responsible for payment or reimbursement of costs and expenses of such underwriter in excess of $2,000 per Purchased Asset during any twelve (12) consecutive month period. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof.

(e) Seller hereby acknowledges and agrees that Buyer shall have the right to commission and order an Appraisal of any Mortgaged Property at any time and from time to time, and Seller shall be responsible for the costs and expenses incurred by Buyer in obtaining such Appraisals once annually with any additional Appraisals to be ordered at Buyer’s sole cost and expense. Seller shall cooperate with Buyer in connection with the commission or order of any Appraisal by Buyer, and Seller shall use commercially reasonable efforts to cause the applicable Mortgagor to cooperate with Buyer in obtaining any such Appraisal, including, without limitation, by providing Buyer with access to the Mortgaged Property.

(f) Seller agrees to reimburse Buyer on demand for any and all costs and expenses (including, without limitation, the fees and expenses of counsel) incurred by Buyer in connection with its due diligence activities pursuant to this Article 26.

ARTICLE 27

SERVICING

(a) The parties hereto agree and acknowledge that the Purchased Assets are sold to Buyer on a “servicing released” basis and Buyer is the sole owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, Seller shall be granted a revocable license (which license shall automatically be revoked upon the occurrence of an Event of Default) to cause Servicer to service the Purchased Assets, and Seller shall, at Seller’s sole cost and expense, cause the Servicer to service the Purchased Assets in accordance with the Servicing Agreement and this Article 27 and for the benefit of Buyer. Notwithstanding the foregoing, Seller shall not take any Significant Modification of any Purchased Asset without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer.

(b) The obligation of Servicer (or Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Buyer’s option, upon the earliest of (i) Buyer’s termination of Servicer in accordance with Article 27(c) or (ii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer. Seller agrees to cooperate with Buyer in connection with any termination of Servicer. Upon any termination of Servicer, if no Event of

Default shall have occurred and be continuing, Seller shall at its sole cost and expense transfer the servicing of the affected Purchased Assets to another Servicer approved by Buyer, such approval not to be unreasonably withheld, conditioned or delayed, as expeditiously as possible.

(c) Buyer may, in its sole and absolute discretion, terminate Servicer or any sub-servicer with respect to any Purchased Asset (i) upon the occurrence of a default by the Servicer under the Servicing Agreement or Servicer Letter (as applicable) or (ii) during the continuance of an Event of Default, either for cause or without cause, in each case of clauses (i) and (ii), without payment of any penalty or termination fee.

(d) Seller shall not, and shall not permit Servicer to, employ any sub-servicers to service the Purchased Assets without the prior written approval of Buyer. If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest in the servicing agreement with such sub-servicer to Buyer.

(e) Seller shall cause Servicer and any sub-servicer to service the Purchased Assets in accordance with Accepted Servicing Practices. With respect to any Servicing Agreement as to which Buyer is not a party, Seller shall cause Servicer (at the request of Buyer) and any sub-servicers engaged by Seller to execute a letter agreement with Buyer in a form acceptable to Buyer (a “Servicer Letter”) acknowledging Buyer’s security interest in the Purchased Assets and agreeing to remit all Income received with respect to the Purchased Asset to the Waterfall Account in accordance with Article 5(e) or as otherwise directed by Buyer in accordance with the Servicer Letter.

(f) Seller agrees that Buyer is the owner of all servicing records relating to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to (or to cause Servicer to) safeguard such Servicing Records which are in Seller’s or Servicer’s possession, as applicable, and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(g) The payment of servicing fees under the Servicing Agreement shall be solely the responsibility of Seller and shall be subordinate to payment of amounts outstanding and due to Buyer under the Transaction Documents.

ARTICLE 28

MISCELLANEOUS

(a) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.

(c) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) This Agreement together with the other Transaction Documents contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h) Unless otherwise specifically enumerated, wherever pursuant to this Agreement Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole and absolute discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion subject, in each case, to the terms set forth in the last paragraph of Article 2 and such decision by Buyer shall be final and conclusive absent manifest error.

(i) Buyer hereby acknowledges and agrees that except to the extent of the Guaranteed Obligations (as defined in the Guaranty) of the Guarantor pursuant to the Guaranty, and subject to the terms, conditions and limitations set forth therein, (a) all obligations of Seller under the Agreement and the other Transaction Documents are recourse obligations solely of Seller, and (b) none of the obligations of Seller under this Agreement and the other Transaction Documents are recourse to the Guarantor or any of their Affiliates, subsidiaries, members, partners, officers, directors or personnel.

(j) All information regarding the terms set forth in any of the Transaction Documents or the Transactions (the “Confidential Information”) shall be kept confidential and shall not be disclosed by either Seller or Buyer to any Person except (a) to the Affiliates of such party (including, for the avoidance of doubt, Manager and its Affiliates) or its or their respective directors, officers, employees, agents, accountants, attorneys, advisors and other representatives (collectively, “Representatives”) who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or Governmental Authority or required by Requirements of Law (including any disclosures required pursuant to any subpoena, legal process or other court or regulatory authority order), (c) to the extent required to be included in the financial statements of either Seller or Buyer or their respective Affiliates, (d) to the extent required to exercise any rights or remedies under the Transaction Documents or Purchased Asset Documents, (e) to the extent required to consummate and administer a Transaction, and (f) to any actual or prospective holder of a Participation Interest or other Person which agrees to comply with this Article 28(j); provided, however, that, except for disclosures made pursuant to clause (f) of this sentence, no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure. In furtherance of the foregoing, Buyer agrees to keep confidential all non-public information delivered by or on behalf of Seller or either Guarantor or any of their Affiliates and shall not disclose such information other than as permitted or required pursuant to the foregoing clauses (a) through (f), inclusive, except that, after the occurrence of an Event of Default, all such information relating solely to any Purchased Asset and the Collateral, but not, for the avoidance of doubt, any such information relating to a Guarantor or any of its Affiliates, shall be automatically excluded from the provisions of this Article 28(j) solely to the extent that disclosure is required to exercise any rights or remedies hereunder. Notwithstanding anything in this Article 28(j) to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public through no fault of Buyer or any of its Representatives in violation of this Article 28(j); (ii) is or becomes available to Buyer or any of its Representatives on a non-confidential basis from a source other than Seller not known to Buyer or its Representatives to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality after due inquiry; (iii) is independently developed by Buyer or any of its Representatives without use of or reliance on, either directly or indirectly, any Confidential Information; (iv) was known to or in the possession of Buyer or any of its Representatives on a non-confidential basis, without appropriate documentary evidence thereof, prior to disclosure by Seller.

ARTICLE 29

JOINT AND SEVERAL OBLIGATIONS

Each Seller hereby acknowledges and agrees that (i) each Seller shall be jointly and severally liable to Buyer to the maximum extent permitted by Requirements of Law for all Repurchase Obligations, (ii) the liability of each Seller with respect to the Repurchase Obligations (A) shall be absolute and unconditional to the extent set forth in this Agreement and the other Transaction Documents and shall remain in full force and effect (or be reinstated) until all Repurchase Obligations shall have been paid, performed and/or satisfied, as applicable, in full, and

(B) until such payment, performance and/or satisfaction, as applicable, has occurred, shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including any of the following, whether or not with notice to or the consent of each Seller, (1) the waiver, compromise, settlement, release, termination or amendment (including any extension or postponement of the time for payment, performance, satisfaction, renewal or refinancing) of any of the Repurchase Obligations (other than a waiver, compromise, settlement, release or termination in full of the Repurchase Obligations), (2) the failure to give notice to each Seller of the occurrence of an Event of Default, (3) the release, substitution or exchange by Buyer of any Purchased Asset (whether with or without consideration) or the acceptance by Buyer of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any non-perfection or other impairment of collateral, (4) the release of any Person primarily or secondarily liable for all or any part of the Repurchase Obligations, whether by Buyer or in connection with any Act of Insolvency affecting any Seller or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Repurchase Obligations or any part thereof, or (5) to the extent permitted by Requirements of Law, any other event, occurrence, action or circumstance that would, in the absence of this Article 29, result in the release or discharge of any or all Sellers from the performance or observance of any Repurchase Obligation, (iii) Buyer shall not be required first to initiate any suit or to exhaust its remedies against any Seller or any other Person to become liable, or against any of the Purchased Assets, in order to enforce the Transaction Documents and each Seller expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Seller shall be and remain directly and primarily liable for all sums due under any of the Transaction Documents, (iv) when making any demand hereunder against any Seller, Buyer may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by Buyer to make any such demand or to collect any payments from any other Seller, or any release of any such other Seller shall not relieve any Seller in a respect of which a demand or collection is not made or Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Sellers, and (v) on disposition by Buyer of any property encumbered by any Purchased Assets, each Seller shall be and shall remain jointly and severally liable for any deficiency to the extent set forth in this Agreement and the other Transaction Documents.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

SELLER:

NSREIT CB LOAN, LLC,
a Delaware limited liability company

By:	/s/ David A. Palamé

Name:	David A. Palamé
Title:	Vice President

CB LOAN NT-II, LLC,
a Delaware limited liability company

By:	/s/ David A. Palamé

Name:	David A. Palamé
Title:	Vice President

CLNC CREDIT 3, LLC,
a Delaware limited liability company

By:	/s/ David A. Palamé

Name:	David A. Palamé
Title:	Vice President

CLNC CREDIT 4, LLC,
a Delaware limited liability company

By:	/s/ David A. Palamé

Name:	David A. Palamé
Title:	Vice President

[Signature Page to Master Repurchase Agreement]

BUYER:

CITIBANK, N.A.

By:	/s/ Richard B. Schlenger

Name:	Richard B. Schlenger
Title:	Authorized Signatory

[Signature Page to Master Repurchase Agreement]

SCHEDULE 2

REPORTING WEBSITE ADDRESS

http://ir.clncredit.com/financial-information/sec-filings

EXHIBIT II

FORM OF TRANSACTION REQUEST

[DATE]

To: Citibank, N.A.

Re:

Master Repurchase Agreement, dated as of April 23, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”) by and among NSREIT CB Loan, LLC, CB Loan NT-II, LLC, CLNC Credit 3, LLC and CLNC Credit 4, LLC, each a Delaware limited liability company (each such Person and any other Person when such Person joins as a Seller under the Repurchase Agreement from time to time, individually and/or collectively as the context may require, “Seller”) and Citibank, N.A. (“Buyer”).

Ladies and Gentlemen:

Pursuant to Article 3(a) of the Repurchase Agreement, the undersigned hereby requests that Buyer enter into a Transaction with respect to the Eligible Asset(s) specified below in accordance with the other terms specified below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Eligible Asset(s):	As identified on attached Schedule 1

Aggregate Principal Amount of Eligible Asset(s):	As identified on attached Schedule 1

Governing Agreements:	As identified on attached Schedule 1

Requested Purchase Price:	$

Purchase Price Percentage:	%

Effective Purchase Price Percentage:	%

Amount of Seller’s Future Funding Obligations:	$

Amount of Buyer’s Future Funding Advance Obligations:	$

Requested Purchase Date:

Seller’s Wiring Instructions:

Bank Name:	JP Morgan Chase Bank
ABA Number:	021-000-021
Account Number:	209-598-819
Reference:	Credit RE Operating Company, LLC

Ex. II-1

In connection with this request for a Transaction, the Requested Exceptions Report is attached as Schedule 2 hereto. The applicable materials listed on the Due Diligence Checklist are also enclosed herewith or have been otherwise provided.

Ex. II-2

[ ]

By:
Name:
Title:

Ex. II-3

Schedule 1 to Transaction Request

ASSET INFORMATION

Loan / Property Flag:

Number of Properties:

Borrower:

Property Name (for each property):

Property Address (for each property):

Origination Date:

Loan Amount:
Current Principal Balance	$
Maximum Principal Balance	$

Interest Rate:

Maturity Date:

Governing Agreements:

Ex. II-4

Schedule 2 to Transaction Request

REQUESTED EXCEPTIONS REPORT

INSTRUCTIONS: LIST ANY AND ALL EXCEPTIONS TO THE REPRESENTATIONS AND WARRANTIES AND ANY OTHER ELIGIBILITY CRITERIA CONTAINED IN THE REPURCHASE AGREEMENT THAT ARE APPLICABLE TO THE PROPOSED ASSET(S).

Ex. II-5

EXHIBIT III

FORM OF CONFIRMATION STATEMENT

[DATE]

To: [                                                     ]

Re:

Master Repurchase Agreement, dated as of April 23, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”) by and among NSREIT CB Loan, LLC, CB Loan NT-II, LLC, CLNC Credit 3, LLC and CLNC Credit 4, LLC, each a Delaware limited liability company (each such Person and any other Person when such Person joins as a Seller under the Repurchase Agreement from time to time, individually and/or collectively as the context may require, “Seller”) and Citibank, N.A. (“Buyer”).

Ladies and Gentlemen:

In accordance with Article 3(a) of the Repurchase Agreement, Buyer is pleased to deliver this written CONFIRMATION of its agreement to enter into a Transaction with you pursuant to which Buyer will purchase from you the Eligible Asset identified below on the terms set forth herein and in accordance with the Repurchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Purchase Date:	, 20

Eligible Asset(s):	As identified on attached Schedule 1

Aggregate Principal Amount of Eligible Asset(s):	As identified on attached Schedule 1

Governing Agreements:	As identified on attached Schedule 1

Repurchase Date:	, 20

Purchase Price:	$

Initial Market Value of Purchased Asset:	$

Purchase Price Debt Yield	%

Pricing Rate:	LIBOR plus Applicable Spread of basis points

Purchase Price Percentage: Effective Purchase Price Percentage:	% %

Amount of Seller’s Future Funding Obligations:	$

Purchase Price LTV:	%

Amount of Buyer’s Future Funding Advance Obligations:	$

Ex. III-1

[FOR FUTURE FUNDING ADVANCE DRAW, IF APPLICABLE][In addition to the satisfaction of all terms and conditions set forth in the Repurchase Agreement, the pending Transaction shall be subject to the following conditions precedent:]

[FUTURE FUNDING ADVANCE DRAW CONDITIONS PRECEDENT TO BE ADDED]

Seller’s Wiring Instructions:
Bank Name:	JP Morgan Chase Bank
ABA Number:	021-000-021
Account Number:	209-598-819
Reference:	Credit RE Operating Company, LLC

You hereby certify that the representations and warranties in Article 9 of the Repurchase Agreement (subject to any exceptions set forth in the Requested Exceptions Report attached hereto) are true and correct with respect to the Purchased Asset subject to this Confirmation on and as of the Purchase Date for this Transaction in all material respects (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Please evidence your agreement to proceed with the proposed Transaction by promptly returning to Buyer a countersigned counterpart of this Confirmation.

CITIBANK, N.A.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

[ ]

By:
Name:
Title:

Ex. III-2

Schedule 1 to Confirmation Statement

ASSET INFORMATION

Loan / Property Flag:

Number of Properties:

Borrower:

Property Name (for each property):

Property Address (for each property):

Origination Date:

Loan Amount:
Current Principal Balance	$______________
Maximum Principal Balance	$______________

Interest Rate:

Maturity Date:

Governing Agreements:

Ex. III-3

EXHIBIT V

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that [NSREIT CB Loan, LLC]/[CB Loan NT-II, LLC]/[CLNC Credit 3, LLC]/[CLNC Credit 4, LLC], a Delaware limited liability company (“Seller”), does hereby appoint Citibank, N.A. (“Buyer”), its attorney-in-fact to act, subject to the terms of the Repurchase Agreement (hereafter defined), in Seller’s name, place and stead, in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes, Assignments of Mortgages and Mezzanine Notes, and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other uniform commercial code forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets and (iv) upon the occurrence and during the continuance of an Event of Default, the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase Agreement, dated as of April 23, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and among NSREIT CB Loan, LLC, CB Loan NT-II, LLC, CLNC Credit 3, LLC, CLNC Credit 4, LLC and any other Person when such Person joins as a Seller under the Repurchase Agreement from time to time, each a Delaware limited liability company and Buyer, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent; provided, that so long as an Event of Default has not occurred and is not continuing, Buyer shall provide five (5) Business Days’ prior written notice to Seller before recording any Assignments of Mortgages and/or completing the endorsements of the Purchased Assets. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT AND ACTED AT THE DIRECTION OF BUYER.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Ex. V-1

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this ___ day of ______, 20__.

[_________________________]

By:
Name:
Title:

STATE OF    ______________    )

COUNTY OF    ____________    )

On ________, 20__, before me, _____________________, a Notary Public, personally appeared ___________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the ______________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature _______________________________

(Seal)

Ex. V-2

EXHIBIT VI

FORM OF COVENANT COMPLIANCE CERTIFICATE

[DATE]

Citibank, N.A.

390 Greenwich Street

New York, New York 10013

Re:

Master Repurchase Agreement, dated as of April 23, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and among Citibank, N.A. (“Buyer”) and NSREIT CB Loan, LLC, CB Loan NT-II, LLC, CLNC Credit 3, LLC and CLNC Credit 4, LLC, each a Delaware limited liability company (each such Person and any other Person when such Person joins as a Seller under the Master Repurchase Agreement from time to time, individually and/or collectively as the context may require, “Seller”)

Ladies and Gentlemen:

This Compliance Certificate is furnished pursuant to that Master Repurchase Agreement and the Guaranty dated as of April 23, 2018 (the “Guaranty”) made by Credit RE Operating Company, LLC, a Delaware limited liability company (“Guarantor”), in favor of Buyer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES IN HIS OR HER CAPACITY AS AN OFFICER OF GUARANTOR AND NOT IN ANY INDIVIDUAL CAPACITY THAT:

(v)	I am a duly elected, qualified and authorized [Chief Financial Officer] of Guarantor.

(vi)

All of the financial statements, calculations and other information set forth in this Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true and correct as of the date hereof.

(vii)

I have reviewed the terms of the Master Repurchase Agreement, the Guaranty and the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of the Seller Parties during the accounting period covered by the financial statements attached (or most recently delivered to Purchaser if none are attached).

(viii)

As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 11(b)(iv) or 11(b)(v) of the Master Repurchase Agreement, each Seller Party has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Master Repurchase Agreement, the Guaranty and the other Transaction Documents to be observed, performed or satisfied by it in all material respects, except as set forth below.

Ex. VI-1

(ix)

The examinations described in paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements, or as of the date of this Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

(x)

Attached hereto are the financial statements required to be delivered pursuant to Article 11(b) of the Master Repurchase Agreement, which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present, the financial condition and results of operations of Guarantor as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11(b) of the Master Repurchase Agreement.

(xi)	Attached hereto are the calculations demonstrating compliance with the financial covenants set forth in the Guaranty.

Described below are the exceptions, if any, to any of the foregoing, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Seller Party has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Compliance Certificate, are made and delivered as of the date first above written.

Name:
Title:

Ex. VI-2

EXHIBIT VII

DUE DILIGENCE CHECKLIST

General Information

Asset Summary Report, including without

limitation, material issues summary

(credit and/or underwriting) and market analysis

Site Inspection Report

Maps and Photos

Summary of Qualified Transferee

Requirements

Borrower/Sponsor Information

Credit Reports

Financial Statements

Tax Returns (to the extent obtained by the

Seller or required by the loan

documents)

Borrower Structure or Org Chart

Bankruptcy and Foreclosure History

Property Information

Historical Operating Statements

Rent Rolls

Budget

Retail Sales Figures (to the extent obtained

by the applicable Seller or required by

the loan documents)

Leasing Information

Stacking Plan

Major Leases and Abstracts (to the extent

abstracts are prepared or available)

Tenant Estoppels

Standard Lease Forms

SNDA’s

Third Party Reports1 and Internal Reviews

Appraisals

Engineering Reports

Environmental Reports (Phase I and, if

recommended, Phase II)

Insurance Review (including Evidence of

Insurance if not otherwise included in

Legal Binder)

Seismic Reports

Title Policy or final Pro Forma or binding

“marked commitment”

Survey

Zoning Report

Flood Zone Certificates

For Hotel Assets

Hotel Franchise Compliance Reports

Hotel Franchise Agreement and Abstract

Hotel Franchise Comfort Letters

Documentation

Purchase and Sale Agreement

Closing Statement

Complete Legal Binder

Ground Lease and Abstract (to the extent

abstracts are prepared or available)

Management Contract and Abstract (to the

extent abstracts are prepared or

available)

[1]

All third party reports must be (1) satisfactory to Buyer in accordance with its underwriting policies then in effect and (2) sufficient to cause Buyer to be in compliance with all applicable regulatory requirements.

Ex. VII-1

EXHIBIT VIII

FORM OF MARGIN CALL NOTICE

[DATE]

Via Electronic Transmission

To:     [_________________________]

Re:

Master Repurchase Agreement, dated as of April 23, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and among NSREIT CB Loan, LLC, CB Loan NT-II, LLC, CLNC Credit 3, LLC and CLNC Credit 4, LLC, each a Delaware limited liability company (each such Person and any other Person when such Person joins as a Seller under the Repurchase Agreement from time to time, individually and/or collectively as the context may require, “Seller”) and Citibank, N.A. (“Buyer”).

Ladies and Gentlemen:

Pursuant to Article 4(a) of the Repurchase Agreement, Buyer hereby notifies Seller that a Margin Deficit has occurred as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

(a) Aggregate Market Value of all Purchased Assets:     $__________

(b) Aggregate Margin Amount of all Purchased Assets: $__________

A Margin Deficit exists when the amount in (a) above is less than the amount in (b) above by an amount in excess of $250,000.

(c) Margin Deficit to be cured by reduction of Purchase Price for the following Purchased Assets:

Purchased Asset	Current Market Value

(d) The following Purchased Assets have Margin Excess remaining:

Purchased Asset	Current Market Value

Ex. VIII-1

WHEN A MARGIN DEFICIT EXISTS, SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED IN (c) ABOVE IN ACCORDANCE WITH THE REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4(b) THEREOF.

CITIBANK, N.A.

By:
Name:
Title:

Ex. VIII-2

EXHIBIT IX

[INTENTIONALLY OMITTED]

Ex. IX-1

EXHIBIT X

REPRESENTATIONS AND WARRANTIES REGARDING

EACH INDIVIDUAL PURCHASED ASSET

For purposes of the representations and warranties contained in this Exhibit X, the phrases “the Seller’s Knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the Knowledge of the Seller. All information contained in documents which are part of the Servicing Records shall be deemed to be within the Seller’s Knowledge.

Capitalized terms used but not defined in this Exhibit X shall have the respective meanings given them in the Master Repurchase Agreement (the “Agreement”) to which this Exhibit X is attached.

CERTAIN DEFINED TERMS

“Assignment of Leases” shall mean, with respect to any Mortgaged Property related to a Purchased Asset, any assignment of leases, rents and profits derived from the ownership, operation or leasing of such Mortgaged Property, or similar document or instrument executed by a Mortgagor in connection with the origination of a Mortgage Loan.

“Fixed Rate Loan” shall mean any Mortgage Loan for which interest accrues at a fixed rate.

“Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Servicing Records” shall mean the servicing records relating to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, proof of insurance coverage, copies of insurance policies, appraisals, copies of other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets, provided that Servicer shall not hold any originals of documents required to be included in the Purchased Asset File.

Ex. X-1

“Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a maximum principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any significant assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

“Treasury Regulations” shall mean applicable final or temporary regulations of the U.S. Department of the Treasury.

REPRESENTATIONS AND WARRANTIES

A. Whole Loans. With respect to each Whole Loan that is a Purchased Asset:

(1) Complete Servicing File. All documents comprising the Servicing Records are in the possession of the Servicer.

(2) Type of Purchased Asset; Ownership of Purchased Assets. Immediately prior to the sale, transfer and assignment to Buyer, no Purchased Asset was subject to any assignment (other than assignments to the Seller), participation or pledge, and the Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset other than Permitted Liens (as defined in the Purchased Asset Documents) and Permitted Encumbrances (as defined below). Seller has full right and authority to sell, assign and transfer each Purchased Asset, and upon the insertion of Buyer’s name where applicable and countersignature by Buyer where applicable, the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset.

(3) Purchased Asset File. The Purchased Asset File contains a true, correct and complete copy (or, if required by the Custodial Agreement, original) of each document evidencing or securing the Purchased Asset, or affecting the rights of any holder thereof. With respect to any document contained in the Purchased Asset File that is required to be recorded or filed in accordance with the requirements set forth in the Custodial Agreement, such document is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction and has been or will be recorded or filed as required by the Custodial Agreement. With respect to each assignment, assumption, modification, consolidation or extension contained in the Purchased Asset File, if the document or agreement being assigned, assumed, modified, consolidated or extended is required to be recorded or filed, such assignment, assumption, modification, consolidation or extension is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction.

Ex. X-2

(4) Whole Loans. Such Mortgage Loan is a Whole Loan and not a Senior Interest or other partial interest in a Whole Loan.

(5) Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument) and other agreement executed by or on behalf of the related Mortgagor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) anti-deficiency laws, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, to Seller’s Knowledge, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other operative Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other operative Purchased Asset Documents.

(6) Mortgage Provisions. Subject to the Standard Qualifications, the Purchased Asset Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure.

(7) Hotel Provisions. The Purchased Asset Documents for each Mortgage Loan that is secured by a hotel property operated pursuant to a franchise agreement or license agreement include an executed copy of such franchise agreement or license agreement as well as a comfort letter or similar agreement signed by the Mortgagor and franchisor or licensor of such property enforceable by the Buyer or any subsequent holder of such Mortgage Loan (including a securitization trustee) against such franchisor, either directly or as an assignee of the originator, or pursuant to a replacement comfort letter or similar agreement with Buyer. Subject to the Standard Qualifications, the Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a valid and enforceable security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

Ex. X-3

(8) Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise permitted under the Agreement, (a) the material terms of each Mortgage, Mortgage Note, Mortgage Loan guaranty and related operative Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) the Mortgagor has not been released from its material obligations under the related Purchased Asset Documents.

(9) Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from the Seller will constitute a legal, valid and binding assignment from the Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the related Seller Asset Schedule and Exception Report, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) or any other title exceptions identified to Buyer in a Requested Exceptions Report (“Title Exceptions”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances or any Title Exceptions) as of the origination date of the related Mortgage Loan and as of the related Purchase Date, to Seller’s Knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy, and, to the Seller’s Knowledge and subject to the rights of tenants (subject to and excepting Permitted Encumbrances and any other Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(10) Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures

Ex. X-4

for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized with any other Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s Knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(11) Junior Liens. It being understood that B notes secured (and any other Purchased Assets that are cross-collateralized and/or cross defaulted with a Purchased Asset) by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except as set forth on the related Transaction Request, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (9) above), and equipment and other personal property financing). Except as set forth on the related Transaction Request, to Seller’s Knowledge there is no mezzanine debt secured directly by interests in the related Mortgagor.

(12) Assignment of Leases and Rents. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

Ex. X-5

(13) UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage or any other personal property leases applicable to such personal property), to the extent a security interest may be perfected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related UCC financing statement (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(14) Condition of Property. The Seller or the originator of the Purchased Asset (or related Mortgage Loan, as applicable) inspected or caused to be inspected each related Mortgaged Property no more than six (6) months prior to the origination of such Purchased Asset (or related Mortgage Loan, as applicable) or no more than twelve (12) months prior to the related Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of such Mortgage Loan no more than twelve (12) months prior to the related Purchase Date, which indicates that the related Mortgaged Property is free of any material damage, except to the extent that such material damage (i) would not have a material adverse effect on the value of such Mortgaged Property as security for the related Purchased Asset, (ii) has been repaired in all material respects or (iii) has not yet been repaired but is addressed by the escrow of funds established in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account have been established, which escrowed amount will in all events be in an aggregate amount not less than the estimated cost of the necessary repairs. Seller has no Knowledge of any issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report or property condition assessment and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(15) Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien on the Mortgage and that have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably

Ex. X-6

estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(16) Condemnation. As of the date of origination of such Mortgage Loan and to the Seller’s Knowledge, as of the Purchase Date, there is no proceeding pending and, to the Seller’s Knowledge as of the date of origination of such Mortgage Loan and as of the Purchase Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(17) Actions Concerning Mortgage Loan. As of the date of origination of such Mortgage Loan and to the Seller’s Knowledge, as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current principal use of the Mortgaged Property.

(18) Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Seller or its Servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and the right to all such escrows and deposits that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by the Seller to Buyer or its Servicer.

(19) No Holdbacks. The principal amount of the Mortgage Loan stated on the related Transaction Request has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback), except as set forth in the related Confirmation.

(20) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Purchased Asset Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, “A”

Ex. X-7

from Moody’s or “A-” from S&P (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (x) the original principal balance of the Mortgage Loan and (y) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Mortgage Loan on a single asset with a maximum principal balance of $50 million or more, eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within twenty-five (25) miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

Ex. X-8

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Buyer. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(21) Access; Utilities; Separate Tax Lots. To Seller’s Knowledge, based solely upon Seller’s review of the related Title Policy and current surveys obtained in connection with origination, each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property. Each Mortgaged Property constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(22) No Encroachments. To the Seller’s Knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of such Purchased Asset (or related Mortgage Loan, as applicable), (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Asset (or related Mortgage Loan, as applicable) are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use

Ex. X-9

of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and (c) no improvements encroach upon any easements except for encroachments that do not violate the terms of the easement, do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained with respect to the Title Policy.

(23) No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

(24) REMIC. Seller shall only make the representations in the following paragraphs with respect to Purchased Assets which have been identified by Seller to Buyer, in writing, as REMIC-eligible Purchased Assets: The Purchased Asset is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Purchased Asset to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Asset and (B) either: (a) such Purchased Asset is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Purchased Asset was originated at least equal to 80% of the adjusted issue price of the Purchased Asset on such date or (ii) at the Purchase Date at least equal to 80% of the adjusted issue price of the Purchased Asset on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Purchased Asset and (B) a proportionate amount of any lien that is in parity with the Purchased Asset; or (b) substantially all of the proceeds of such Purchased Asset were used to acquire, improve or protect the real property which served as the only security for such Purchased Asset (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Purchased Asset was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Purchased Asset or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Purchased Asset was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Purchased Asset constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(25) Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges or prepayment premiums) of such Mortgage Loan complied as of the date of origination of such Mortgage Loan with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

Ex. X-10

(26) Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, Seller and any Affiliate of Seller is, and to Seller’s Knowledge, any other holder of a Mortgage Note (that is not an Affiliate of Seller) was, authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by any holder thereof.

(27) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination of the related Mortgage Loan and, to the Seller’s Knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(28) Local Law Compliance. To the Seller’s Knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws other than those which (i) are insured by the Title Policy or law and ordinance insurance coverage has been obtained or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(29) Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and, to the Seller’s Knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(30) Recourse Obligations. The Purchased Asset Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related

Ex. X-11

Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan, (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property.

(31) Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation. Seller shall only make the representations in the following sentence with respect to Purchased Assets which have been identified by Seller to Buyer, in writing, as REMIC-eligible Purchased Assets: With respect to any partial release under the preceding clauses (a) or (c) either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Purchased Asset within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Purchased Asset to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all Purchased Assets originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Purchased Asset outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by any applicable legal requirements relating to any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any interest in all or any portion of such Purchased Asset.

Ex. X-12

With respect to any partial release under the preceding clause (d) for all Purchased Assets originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Purchased Asset in an amount not less than the amount required by any applicable legal requirements relating to any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any interest in all or any portion of such Purchased Asset and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Purchased Asset.

No Purchased Asset that is secured by more than one Mortgaged Property or that is cross-collateralized with another Purchased Asset permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the any applicable legal requirements relating to any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any interest in all or any portion of such Purchased Asset.

(32) Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(33) Acts of Terrorism Exclusion. With respect to each Mortgage Loan with a maximum principal balance over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s Knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not

Ex. X-13

in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(34) Due-on-Sale or Encumbrance. Subject to certain exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Interest in such Mortgage Loan or subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances; provided, however, that the Mortgage Loan may provide a mechanism for the assumption of the Mortgage Loan by a third party upon the Mortgagor’s satisfaction of certain conditions precedent and the payment of a required transfer fee. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

Ex. X-14

(35) Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a maximum principal balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a maximum principal balance of $50 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor.

(36) Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan. With respect to each Mortgage Loan that is a Floating Rate Loan, such Mortgage Loan bears interest at a floating rate of interest that is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(37) Ground Leases. With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the originator, its successors and assigns, Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recording in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease has occurred since the origination of the applicable Mortgage Loan, except by a written instrument which has been included in the Due Diligence Package.

(b) The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended, modified, or cancelled or terminated by agreement of lessor and lessee without the prior written consent of the lender, and no such consent has been granted since the origination of the Mortgage Loan, except as reflected in any written instruments included in the related Purchased Asset File.

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mortgage Loan.

Ex. X-15

(d) The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.

(e) The Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its assigns without the consent of the lessor thereunder (or if such consent is necessary it has been obtained), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor.

(f) The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s Knowledge, such Ground Lease is in full force and effect as of the Purchase Date.

(g) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any material default, and provides that no notice of default or termination is effective against lender unless such notice is given to the lender.

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease.

(i) Intentionally Omitted.

(j) Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest.

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest.

Ex. X-16

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(38) Servicing. To the Seller’s Knowledge, the servicing and collection practices used by the Seller with respect to the Mortgage Loan have been, in all material respects, legal and have met Accepted Servicing Practices.

(39) Origination and Underwriting. The origination practices of the Seller, or any Affiliate of Seller (or, to Seller’s Knowledge, the related originator if the Seller or an Affiliate of Seller was not the originator), with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit X.

(40) No Material Default; Payment Record. No Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of its Purchase Date, no Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To the Seller’s Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit X. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Purchased Asset Documents.

(41) Bankruptcy. As of the date of origination of such Mortgage Loan and to the Seller’s Knowledge as of the Purchase Date, neither the Mortgaged Property (other than tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

Ex. X-17

(42) Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

(43) Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within twelve (12) months prior to its origination date, and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Purchase Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(44) Appraisal. The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Mortgage Loan origination date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute and, to the Seller’s Knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each

Ex. X-18

appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of FIRREA, as in effect on the date such Purchased Asset was originated.

(45) Transaction Request. The information pertaining to each Purchased Asset which is set forth in the related Transaction Request delivered to Buyer is true and correct in all material respects as of the Purchase Date and contains all information required by the Agreement to be contained therein.

(46) Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan, except as set forth in the Requested Exception Report.

(47) Advance of Funds by the Seller. After origination of such Mortgage Loan, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset Documents, and, to Seller’s Knowledge, no funds have been received from any person other than the related Mortgagor or an Affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(48) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

(49) Affiliates. The related Mortgagor is not an Affiliate of the Seller.

B.	Senior Interests.

(I)	With respect to each Purchased Asset that is a Senior Note:

(1) Whole Loan. The related Whole Loan complies with all of the representations set forth in Exhibit X(A) to the Master Repurchase Agreement (except to the extent disclosed in a Requested Exceptions Report and/or approved by Buyer in writing).

Ex. X-19

(II)	With respect to each Purchased Asset that is a Participation Interest:

(1) Whole Loan. The related Whole Loan complies with all of the representations set forth in Exhibit X(A) to the Master Repurchase Agreement (except to the extent disclosed in a Requested Exceptions Report and/or approved by Buyer in writing).

(2) Participation. Such Participation Interest is evidenced by a physical Participation Certificate.

(3) Lead Participant; Status of Participation Agreement. Such Participation Interest is a is a senior or pari passu participation interest (in each case, with no existing more-senior participation interest) in a Whole Loan. Seller is the record mortgagee of the related Whole Loan (“Lead Participant”) pursuant to a participation agreement that is legal, valid and enforceable as between its parties. If such Participation Interest is (i) a pari passu participation interest or (ii) a senior participation interest with respect to which no related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Whole Loan, the related participation agreement provides that the Lead Participant has full power, authority and discretion to service the related Whole Loan, modify and amend the terms thereof, pursue remedies and enforcement actions, including foreclosure or other legal action, without consent or approval of any participant (each, a “Third Party Participant”) holding any related participation (the “Other Participation Interests”). If such Participation Interest is a senior participation interest with respect to which the related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Whole Loan, the control rights granted to the holder of such junior participation pursuant to the related participation agreement are customary for holders of junior participations in commercial mortgage loans.

(4) Costs and Expenses. If the Participation Interest is pari passu with any Other Participation Interests, the holder of such Other Participation Interest is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Whole Loan upon request therefor by the Lead Participant. If the Participation Interest is senior to any Other Participation Interests, the holder of such Other Participation Interest is required to bear any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Whole Loan prior to the holder of such Participation Interest.

(5) Third Party Participants. Each Participation Agreement is effective to convey the related Other Participation Interests to the related Third Party Participants and is not intended to be or effective as a loan or other financing secured by the related Mortgaged Property. The Lead Participant owes no fiduciary duty or obligation to any Third Party Participant pursuant to the Participation Agreement.

(6) Purchased Asset File. The Purchased Asset File with respect to such Participation Interest includes all material documents evidencing and/or securing such Participation Interest and the terms of such documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any material respect except as set forth in the documents contained in the Purchased Asset File.

Ex. X-20

(7) No Defaults or Waivers Under Participation Documents. All amounts due and owing to any Third Party Participant pursuant to the related Participation Agreement or related documents have been duly and timely paid. (a) There is (i) no default, breach or violation existing under any Participation Agreement or related document, and (ii) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, or violation under any Participation Agreement or related document, and (b) no default, breach or violation under any Participation Agreement or related document has been waived, that, in the case of either (a) or (b), materially and adversely affects the value of the Participation Interest; provided, however, that this representation and warranty does not cover any default, breach or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit X. No person other than the holder of such Participation Interest or the related Other Participation Interests (or, in each case, a pledgee of any such Participation Interests) may declare any default, breach or violation under the applicable Participation Agreement or related documents.

(8) Bankruptcy. To the Seller’s Knowledge, after due inquiry, no issuer of such Participation Interest or Third Party Participant is a debtor in any outstanding state or federal bankruptcy or insolvency proceeding.

(9) No Known Liabilities. Except as disclosed to Buyer, the Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

(10) Transfer. The Lead Participant’s role, rights and responsibilities are assignable by the Seller without consent or approval other than those that have been obtained.

(11) No Repurchase. The terms of the Participation Agreement do not require or obligate the Lead Participant or its successor or assigns to repurchase any Other Participation Interest under any circumstances.

(12) No Misrepresentations. The Seller, in selling any Other Participation Interest to a Third Party Participant made no misrepresentation, fraud or omission of information which was in Seller’s possession and required to be delivered to such Third Party Participant.

C. Mezzanine Loans. With respect to each Purchased Asset that is a Mezzanine Loan:

(1) Type of Mezzanine Loan. The Mezzanine Loan is a senior mezzanine whole loan secured by a first priority pledge of one hundred percent (100%) of the Capital Stock of the Mortgagor or the related Mortgage Loan. At the time of the pledge and grant of the security interest in the Mezzanine Loan to Buyer, the Mezzanine Loan was not

Ex. X-21

subject to any assignment (other than assignments to the Seller), participation or pledge, and the applicable Seller had good title to, and was the sole owner of, such Mezzanine Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mezzanine Loan. Seller has full right and authority to pledge and grant a security interest in and to each Mezzanine Loan, and such pledge and grant of a security interest to Buyer constitutes a legal, valid and binding pledge of such Mezzanine Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mezzanine Loan other than the rights of the holder of the related Mortgage Loan pursuant to an intercreditor agreement.

(2) Mortgage Loan. The related Mortgage Loan complies with all of the representations set forth in Section A (except to the extent disclosed in a Requested Exceptions Report and/or approved by Buyer in writing).

(3) Mezzanine Loan Document Status. Each related Mezzanine Note and other agreement executed by or on behalf of the related Mezzanine Borrower in connection with such Mezzanine Loan is the legal, valid and binding obligation of the related Mezzanine Borrower (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, subject to the Standard Qualifications.

Except as set forth in the immediately preceding sentences, to Seller’s Knowledge, there is no valid offset, defense, counterclaim or right of rescission available to the related Mezzanine Borrower with respect to any of the related Mezzanine Notes or other Mezzanine Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Seller in connection with the origination of such Mezzanine Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mezzanine Note or other Mezzanine Loan Documents.

(4) Mezzanine Note Provisions. The Mezzanine Loan Documents for each Mezzanine Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Capital Stock of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(5) Mezzanine Loan Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise permitted under the Agreement, (a) the material terms of the related pledge agreement, Mezzanine Note, Mezzanine Loan guaranty, and the other Mezzanine Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by the related pledge agreement and other applicable Mezzanine Loan Documents; (b) no related Capital Stock or any portion thereof has been released from the lien of the related pledge or other security agreement in any manner which materially interferes with the security intended to be provided by such agreement; and (c) the related Mezzanine Borrower has not been released from its material obligations under the Mezzanine Loan (or related Mezzanine Loan, as applicable).

Ex. X-22

(6) Title Insurance. The Seller’s security interest in the Capital Stock of the Mortgagor is covered by a UCC 9 insurance policy and: (i) such policy is in full force and effect, (ii) all premiums thereunder have been paid, (iii) no claims have been made by or on behalf of such Seller thereunder, and (iv) no claims have been paid thereunder. Such Seller obtained a mezzanine endorsement to the Mortgagor’s “owner’s” title policy and an assignment of title proceeds in connection therewith.

(7) Junior Liens. There are no subordinate junior liens securing the payment of money encumbering the related pledged Capital Stock. Except as set forth in the related Transaction Request, to Seller’s Knowledge there is no subordinate mezzanine debt secured directly or indirectly by interests in the related Mezzanine Borrower.

(8) Condition of Property. The Seller or the originator of the Mezzanine Loan (or related Mortgage Loan, as applicable) inspected or caused to be inspected each related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) no more than six (6) months prior to the origination of such Mezzanine Loan (or related Mortgage Loan, as applicable) or no more than twelve (12) months prior to the related Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of such Purchased Asset (or related Mortgage Loan, as applicable) no more than twelve (12) months prior to the related Purchase Date, which indicates that the related Mortgaged Property is free of any material damage, except to the extent that such material damage (i) would not have a material adverse effect on the value of such Purchased Asset (or related Mortgaged Property, as applicable) as security for the related Purchased Asset, (ii) has been repaired in all material respects or (iii) is addressed by the escrow of funds established in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account have been established, which escrowed amount will in all events be in an aggregate amount not less than the estimated cost of the necessary repairs. Seller has no Knowledge of any issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report or property condition assessment and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(9) Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) that would be of equal or superior priority to the lien on the related Mortgage Loan and that prior to the related Purchase Date for the related Mortgage Loan have become delinquent in respect of each such related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and

Ex. X-23

warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(10) Condemnation. As of the date of origination of such Mezzanine Loan (or related Mortgage Loan, as applicable) and to the Seller’s Knowledge, as of the Purchased Date, there is no proceeding pending and as of the date of origination of such Mezzanine Loan (or related Mortgage Loan, as applicable) and as of the Purchase Date for the related Mezzanine Loan, there is no proceeding threatened, for the total or partial condemnation of the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

(11) Actions Concerning Mezzanine Loan. As of the date of origination of each Mezzanine Loan and to the Seller’s Knowledge as of the Purchase Date for the Mezzanine Loan, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any related Mezzanine Borrower, guarantor, or the related Mezzanine Borrower’s interest in the related Capital Stock, or the related Mortgage Borrower (under the related Mortgage Loan) or such Mortgage Borrower’s interests in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mezzanine Borrower’s title to such Capital Stock, (b) the related Mortgage Borrowers title to the related Mortgaged Property, (c) the validity or enforceability of the related Mezzanine Loan Documents, (d) such Mezzanine Borrower’s ability to perform under the related Mezzanine Loan (or related Mortgage Loan, as applicable), (e) such guarantor’s ability to perform under the related guaranty, (f) the principal benefit intended to be provided by the Purchased Asset Documents or (g) the current principal use of such related Mortgaged Property.

(12) Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mezzanine Loan are in the possession, or under the control, of the Seller or its Servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all of the Seller’s rights under the Mezzanine Loan Documents in and to all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mezzanine Loan Documents are being conveyed by the Seller to Buyer or its Servicer.

(13) No Holdbacks. The principal amount of the Mezzanine Loan has been fully disbursed as of the Purchase Date thereof and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mezzanine Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to matters with respect to the related Capital Stock or underlying Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan)), except as set forth in the related Confirmation.

Ex. X-24

(14) Insurance. Each related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) is, and is required pursuant to the related Mezzanine Loan Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mezzanine Loan Documents and meeting the Insurance Rating Requirements, in an amount (subject to a customary deductible) not less than the lesser of (x) the original principal balance of the Mezzanine Loan (and the related Mortgage Loan) and (y) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to such Mortgaged Property.

Each such related Mortgaged Property is also covered, and required to be covered pursuant to the related Mezzanine Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Mezzanine Loan and its Related Purchase Asset with an aggregate maximum principal balance of $50 million or more, eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mezzanine Borrower is required to be covered pursuant to the related Mezzanine Loan Documents, by flood insurance in the maximum amount available under the National Flood Insurance Program.

If any such related Mortgaged Property is located within twenty-five (25) miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, such Mortgaged Property is covered, and is required to be covered pursuant to the related Mezzanine Loan Documents, by insurance for windstorm and/or windstorm related perils and/or named storms issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

Each such related Mortgaged Property is covered, and required to be covered pursuant to the related Mezzanine Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage and mezzanine lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of the related Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the SEL or the

Ex. X-25

PML for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

The related Mezzanine Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of such related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or the related mortgage lender or trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mezzanine Loan (and the related Mortgage Loan) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Purchase Date for the related Mortgage Loan have been paid, and such insurance policies name the lender under the Mezzanine Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Mezzanine Loan obligates the related Mezzanine Borrower to maintain all such insurance and, at such Mezzanine Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Mezzanine Borrower’s cost and expense and to charge such Mezzanine Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days’ prior notice to the lender of termination or cancellation (or such lesser period, but not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Seller.

Notwithstanding anything to the contrary contained above, the insurance coverages required above may be maintained by the related Mortgagor under the related Mortgage Loan Documents and/or by the Mezzanine Borrower under the Mezzanine Loan Documents.

(15) Access; Utilities; Separate Tax Lots. To Seller’s Knowledge, based solely upon Seller’s review of the related Title Policy and current surveys obtained in connection with origination, each related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property. Each related Mortgaged Property (indirectly securing the Mezzanine Loan and

Ex. X-26

securing the related Mortgage Loan) constitutes one or more separate tax parcels which do not include any property which is not part of such Mortgaged Property or is subject to an endorsement under the related Title Policy insuring such Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Mezzanine Loan requires the Mezzanine Borrower to (or cause the related Mortgage Borrower to) escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

(16) No Encroachments. To the Seller’s Knowledge based solely on surveys obtained in connection with the origination of the Mezzanine Loan (or related Mortgage Loan, as applicable), (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) at the time of the origination of such Mezzanine Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the applicable owner’s title policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and (c) no improvements encroach upon any easements except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements under the applicable owner’s title policy.

(17) No Contingent Interest or Equity Participation. No Mezzanine Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by any Seller.

(18) Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, or prepayment premiums) of such Mezzanine Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(19) Authorized to do Business. To the extent required under applicable law, as of the Purchase Date for the related Mortgage Loan or as of the date that such entity held the related Mezzanine Note, Seller is, and to Seller’s Knowledge, any other holder of a Mortgage Note was, authorized to transact and do business in the jurisdiction in which each related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) is located, or the failure to be so authorized does not materially and adversely affect the enforceability of the related Mezzanine Loan by the Buyer.

(20) Local Law Compliance. To the Seller’s Knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy (for the related Mortgage Loan), or other affirmative investigation of local law compliance consistent with the investigation conducted by such Seller for similar related commercial and multifamily

Ex. X-27

mortgage loans, the improvements located on or forming part of each Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) as of the date of origination of such Mezzanine Loan and as of the Purchase Date for thereof, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or law and ordinance insurance coverage has been obtained or (ii) would not have a material adverse effect on the value, operation or net operating income of such Mortgaged Property. The terms of the related Mezzanine Loan Documents require the related Mezzanine Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(21) Licenses and Permits. Each related Mezzanine Borrower covenants in the related Mezzanine Loan Documents that it shall keep (and shall cause the related Mortgage Borrower to keep) all material licenses, permits and applicable governmental authorizations necessary for the operation of the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) in full force and effect, and to the Seller’s Knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by such Seller for similar related commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mezzanine Loan Documents for each Mezzanine Loan (or related Mortgage Loan, as applicable) require the related Mortgage Borrower to be qualified to do business in each jurisdiction in which such related Mortgaged Property is located.

(22) Recourse Obligations. The Mezzanine Loan Documents for each Mezzanine Loan provide that such Mezzanine Loan (a) becomes full recourse to the Mezzanine Borrower and guarantor (which is a natural person or persons, or an entity distinct from the related Mezzanine Borrower (but may be affiliated with such Mezzanine Borrower) that has assets other than Capital Stock that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the related Mortgagor or Mezzanine Borrower; (ii) if the related Mortgagor or Mezzanine Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or the Mezzanine Borrower; or (iii) upon any voluntary transfer of either the related Mortgaged Property, Capital Stock, or equity interests in the related Mezzanine Borrower made in violation of the related Mezzanine Loan Documents; and (b) contains provisions providing for recourse against the Mezzanine Borrower and guarantor (which is a natural person or persons, or an entity distinct from the related Mezzanine Borrower (but may be affiliated with such Mezzanine Borrower) that has assets other than Capital Stock that are not de minimis), for losses and damages sustained by reason of the related Mortgagor’s or Mezzanine Borrower’s (i) misappropriation of rents after the occurrence of an event of default under the related Mezzanine Loan Documents; (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breach of the environmental covenants in the related Mezzanine Loan Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property.

Ex. X-28

(23) Financial Reporting and Rent Rolls. The Mezzanine Loan Documents require the related Mezzanine Borrower to provide the Seller with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mezzanine Loan with more than one Mezzanine Borrower are in the form of an annual combined balance sheet of the Mezzanine Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the related Mortgaged Properties (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) on a combined basis.

(24) Acts of Terrorism Exclusion. With respect to each Mezzanine Loan having an maximum principal balance of over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) is covered by a separate terrorism insurance policy. With respect to each other Mezzanine Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of such Mezzanine Loan and, do not, as of the Purchase Date for the related Mortgage Loan, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) is covered by a separate terrorism insurance policy. With respect to each Mezzanine Loan, the related Mezzanine Loan Documents do not expressly waive or prohibit the lender from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mezzanine Borrower under each Mezzanine Loan is required to carry terrorism insurance, but in such event the Mezzanine Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Mezzanine Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of such Mezzanine Loan, and if the cost of terrorism insurance exceeds such amount, the Mezzanine Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Notwithstanding anything to the contrary contained above, the insurance coverages required above may be maintained by the related Mortgagor under the related Mortgage Loan Documents and/or by the Mezzanine Borrower under the Mezzanine Loan Documents.

Ex. X-29

(25) Due on Sale or Encumbrance. Subject to certain exceptions set forth below, each Mezzanine Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mezzanine Loan if, without the consent of the holder of the Mezzanine Loan (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mezzanine Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent mezzanine lending institutions lending on the security of property comparable to the related Capital Stock, (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor or Mezzanine Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mezzanine Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor or Mezzanine Borrower, (iv) transfers to another holder of direct or indirect equity in the related Mortgagor or Mezzanine Borrower, a specific Person designated in the related Mezzanine Loan Documents or a Person satisfying specific criteria identified in the related Mezzanine Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral or the exceptions thereto set forth in the Requested Exception Report, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mezzanine Loan (or related Mortgage Loan, as applicable) or that was permitted after origination pursuant to the related Mezzanine Loan Documents or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Interest of such Mezzanine Loan or any subordinate debt that existed at origination and is permitted under the related Mezzanine Loan Documents, (ii) purchase money security interests, (iii) with respect to any Mezzanine Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, the lien of such cross-collateralized or cross-defaulted Mortgage Loan or (iv) Permitted Encumbrances. The related Mezzanine Loan Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related Mezzanine Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(26) Single-Purpose Entity. Each Mezzanine Loan requires the related Mezzanine Borrower to be a Single-Purpose Entity for at least as long as such Mezzanine Loan is outstanding. Both the Mezzanine Loan Documents and the organizational documents of the Mezzanine Borrower with respect to each Mezzanine Loan with a maximum principal balance as of the Purchase Date for the related Mortgage Loan in excess of $5 million provide that the Mezzanine Borrower is a Single-Purpose Entity, and each Mezzanine Loan with a maximum principal balance as of the Purchase Date for the related Mortgage Loan of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mezzanine Borrower.

Ex. X-30

(27) Ground Leases. With respect to any Mezzanine Loan where the related Mortgage Loan for such Mezzanine Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage (for such Mortgage Loan) does not also encumber the related lessor’s fee interest in such related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan), based upon the terms of such Ground Lease, the related Mortgage Loan, the Mezzanine Loan and any estoppel or other agreement received from the ground lessor in favor of the Seller, its successors and assigns:

(a) Such Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage.

(b) The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that such Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender.

(c) Such Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mezzanine Loan.

(d) Such Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.

(e) Such Ground Lease is assignable to the holder of the related Mortgage Loan and its assigns without the consent of the lessor thereunder (or if such consent is necessary, it has been obtained).

(f) The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s Knowledge, such Ground Lease is in full force and effect as of the Purchase Date for the related Mortgage Loan.

(g) Such Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender.

Ex. X-31

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease through legal proceedings) to cure any default under such Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate such Ground Lease.

(i) Intentionally Omitted.

(j) Under the terms of such Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mezzanine Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mezzanine Loan, together with any accrued interest.

(k) In the case of a total or substantially total taking or loss, under the terms of such Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mezzanine Loan (and the related Mortgage Loan), together with any accrued interest.

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon early termination of such Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding.

(28) Servicing. To the Seller’s Knowledge, the servicing and collection practices used by the Seller with respect to the Mezzanine Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial mezzanine loans.

(29) Origination and Underwriting. The origination practices of the Seller, or any Affiliate of Seller (or, to Seller’s Knowledge, the related originator if Seller or an Affiliate of Seller was not the originator) with respect to each Mezzanine Loan have been, in all material respects, legal and as of the date of its origination, such Mezzanine Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mezzanine Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit X.

Ex. X-32

(30) No Material Default; Payment Record. No Mezzanine Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Purchase Date for the related Mortgage Loan, no Mezzanine Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any Mezzanine Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mezzanine Loan or the value, use or operation of the related Mortgaged Property or Capital Stock, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit X. No person other than the holder of such Mezzanine Loan may declare any event of default under the Mezzanine Loan or accelerate any indebtedness under the Mezzanine Loan Documents.

(31) Bankruptcy. As of the date of origination of each Mezzanine Loan and to the Seller’s Knowledge as of the Purchase Date for the related Mortgage Loan, neither the related Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, nor the Capital Stock, is the subject of, and no related Mortgagor, Mezzanine Borrower, guarantor or tenant occupying a single-tenant property is a debtor in, any state or federal bankruptcy, insolvency or similar proceeding.

(32) Organization of Mezzanine Borrower. With respect to each Mezzanine Loan, in reliance on certified copies of the organizational documents of the related Mezzanine Borrower delivered by such Mezzanine Borrower in connection with the origination of such Mezzanine Loan, such Mezzanine Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mezzanine Loan that is cross-collateralized or cross-defaulted with another Mezzanine Loan, no Mezzanine Loan has a Mezzanine Borrower that is an affiliate of a Mezzanine Borrower with respect to another Mezzanine Loan.

(33) Environmental Conditions. An ESA meeting ASTM requirements was conducted by a reputable environmental consultant in connection with the origination of such Mezzanine Loan within twelve (12) months prior to its origination date, and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender;

Ex. X-33

(B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the Mezzanine Borrower (or by the related Mortgagor under the related Mortgage Loan) that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Purchase Date and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting such related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor and Mezzanine Borrower was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor and Mezzanine Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at any related Mortgaged Property.

(34) Appraisal. The Purchased Asset Files contains an appraisal of the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Mortgage Loan) with an appraisal date within six (6) months of the Mezzanine Loan origination date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute and, to Seller’s Knowledge, had no interest, direct or indirect, in the related Mortgaged Property or the Capital Stock or the related Mortgagor or Mezzanine Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mezzanine Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(35) Transaction Request. The information pertaining to each Purchased Asset which is set forth in the related Transaction Request delivered to Buyer is true and correct in all material respects as of the Purchase Date and contains all information required by the Agreement to be contained therein.

(36) Cross-Collateralization. No Mezzanine Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan or Mezzanine Loan, except as set forth in the Requested Exception Report.

Ex. X-34

(37) Advance of Funds by the Seller. After origination of each Mezzanine Loan, no advance of funds has been made by the Seller to the related Mezzanine Borrower other than in accordance with the related Mezzanine Loan Documents, and, to the Seller’s Knowledge, no funds have been received from any person other than the related Mezzanine Borrower or an Affiliate of the related Mezzanine Borrower for, or on account of, payments due on such Mezzanine Loan (other than as contemplated by the related Mezzanine Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or the related Mezzanine Loan Documents). Neither the Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Mezzanine Borrower under a Mezzanine Loan, other than contributions made on or prior to the date hereof.

(38) Compliance with Anti-Money Laundering Laws. The Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the Patriot Act with respect to the origination of such Mezzanine Loan (or related Mortgage Loan, as applicable) originated by it.

(39) Affiliates. The related Mezzanine Borrower is not an Affiliate of the Seller.

Ex. X-35

EXHIBIT XI

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder Agreement”) dated as of [•], is made by and among NSREIT CB Loan, LLC, CB Loan NT-II, LLC, CLNC Credit 3, LLC and CLNC Credit 4, LLC, [ADD OTHER PREVIOUSLY ADDED SELLERS] each a Delaware limited liability company (collectively, the “Existing Sellers”), [                    ], a Delaware limited liability company (the “Joining Seller”) and Citibank, N.A. (“Buyer”).

W I T N E S S E T H:

WHEREAS, Existing Sellers and Buyer, entered into that certain Master Repurchase Agreement, dated as of April 23, 2018 (as the same may be amended, supplemented, extended, restated, replaced or otherwise modified from time to time, the “Repurchase Agreement”), pursuant to which Existing Sellers agreed to sell to Buyer certain Eligible Assets upon the terms and subject to the conditions set forth therein (each such transaction, a “Transaction”);

WHEREAS, all capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Repurchase Agreement; and

WHEREAS, Existing Sellers and Buyer desire to modify certain terms and provisions of the Repurchase Agreement and the other Transaction Documents to admit Joining Seller to the Repurchase Agreement and the other Transaction Documents as a Seller in accordance with this Joinder Agreement.

NOW, THEREFORE, in order to induce Buyer to enter into a Transaction with Joining Seller, and in consideration of the benefit Joining Seller will derive from Buyer entering into such Transaction, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Joining Seller hereby agrees as follows:

1. In consideration of Joining Seller becoming a Seller entitled to enter into Transactions with Buyer under and subject to the terms and conditions of the Repurchase Agreement, Joining Seller hereby agrees that, effective as of the date hereof, Joining Seller is, and shall be deemed to be, a “Seller” under the Repurchase Agreement and each of the other Transaction Documents to which a Seller is a party (including, without limitation, the Fee Letter), and agrees that from the date hereof and so long as the Repurchase Obligations remain outstanding, Joining Seller hereby assumes the obligations of a “Seller” under, and Joining Seller shall perform, comply with and be subject to and bound by each of the terms, covenants and conditions of the Repurchase Agreement and each of the other Transaction Documents which are stated to apply to or are made by a Seller (including, without limitation, the Fee Letter). Without limiting the generality of the foregoing, Joining Seller hereby represents and warrants that (i) each of the representations and warranties set forth in the Repurchase Agreement are true and correct as to Joining Seller on and as of the date hereof and (ii) Joining Seller has received true and correct copies of the Repurchase Agreement and each of the other Transaction Documents as in effect on the date hereof.

2. In furtherance of the foregoing, Joining Seller shall execute and deliver or cause to be executed and delivered, at any time and from time to time, such further instruments and documents, and shall do or cause to be done such further commercially reasonable acts, as may be reasonably necessary or proper in the opinion of Buyer to carry out more effectively the provisions and purposes of this Joinder Agreement and the Repurchase Agreement.

3. The Existing Sellers and Joining Seller each acknowledge and agree that, except as modified by this Joinder Agreement, the Repurchase Agreement and each of the other Transaction Documents remains unmodified and in full force and effect and all of the terms, covenants and conditions thereof are hereby ratified and confirmed in all respects.

4. Notice information for Joining Seller for purposes of Section 16 and Annex I of the Repurchase Agreement and each other applicable Transaction Document shall be as specified in the signature pages hereto for Joining Seller, or at such other address and person as shall be designated from time to time in a written notice to the other parties hereto in the manner provided for in Section 16 of the Repurchase Agreement.

5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

6. This Joinder Agreement may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.

[Remainder of page intentionally left blank; signatures follow on next page.]

IN WITNESS WHEREOF, each of Joining Seller, Exiting Sellers and Buyer has duly executed and delivered this Joinder Agreement as of the date and year first above written.

JOINING SELLER:

[•]

By:
Name:
Title:

EXISTING SELLERS:

NSREIT CB LOAN, LLC

By:
Name:
Title:

CB LOAN NT-II, LLC

By:
Name:
Title:

CLNC CREDIT 3, LLC

By:
Name:
Title:

CLNC CREDIT 4, LLC

By:
Name:
Title:

BUYER:

CITIBANK, N.A.

By:
Name:
Title:

XI-5